UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant   /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/X/     Preliminary Proxy Statement

/X/     Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))

/ /     Definitive Proxy Statement

/ /     Definitive Additional Materials

/ /     Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                          Duty Free International, Inc.
                (Name of Registrant as Specified In Its Charter)


                                -----------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /       No fee required.

/ /       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
           0-11.

          1. Title of each class of securities to which transaction applies:

          2. Aggregate number of securities to which transaction applies:

          3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

          4. Proposed maximum aggregate value of transaction:

          5. Total fee paid:

/ /       Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:  $141,582
         2)  Form, Schedule or Registration Statement No.:  Schedule 14D-1 and
             Schedule 13D
         3)  Filing Party:  BAA plc and W&G Acquisition Corporation
         4)  Date Filed:  July 9, 1997

                          DUTY FREE INTERNATIONAL, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held September [2,] 1997


To the Stockholders of
DUTY FREE INTERNATIONAL, INC.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Duty Free International, Inc., a Maryland corporation (the "Company"), will be held at 63 Copps Hill Road, Ridgefield, Connecticut, on Tuesday, September [2,] 1997, at 10 a.m., Eastern time, for the following purposes:

          1. To consider and vote upon a proposal (the "Merger Proposal") to approve the merger of W&G Acquisition Corporation ("W&G"), a wholly-owned indirect subsidiary of BAA plc ("BAA"), into the Company (the "Merger") in accordance with the Agreement and Plan of Merger (the "Merger Agreement"), attached as Annex I to the accompanying Proxy Statement, among the Company, BAA and W&G, pursuant to which each outstanding share of common stock, par value $0.01 per share (the "Shares"), of the Company (other than stock of the Company owned by the Company, BAA or any of their respective subsidiaries) will be converted into the right to receive $24.00 in cash.

          2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on August 15, 1997, will be entitled to notice of, and to vote at, the Special Meeting.

         THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S COMMON STOCKHOLDERS AND RECOMMENDS THAT COMMON STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

         Under Maryland law, stockholders of the Company are entitled to appraisal rights in connection with the Merger.


                                 By Order of the Board of Directors

                                 Gerald F. Egan
                                 Corporate Secretary

Dated:   August [18], 1997

                                               TABLE OF CONTENTS
                                                                            Page

SUMMARY................................................................    i
INTRODUCTION...........................................................    1
       Purpose of the Special Meeting..................................    1
       Voting at the Special Meeting...................................    1
       Proxies.........................................................    1
       Proxy Solicitation..............................................    2
       Other Matters to Be Considered..................................    2
THE MERGER.............................................................    2
       Background of the Merger........................................    2
       Recommendation of the Company's Board of Directors..............    6
       Opinion of Financial Advisor....................................    7
       Interests of Certain Persons....................................    8
       Certain Effects of the Consummation of the Offer on the Shares..    9
       The Merger Agreement............................................    9
       The Shareholders Agreement......................................   15
       The Option Agreement............................................   16
       Source and Amount of Funds......................................   17
       BAA's Reasons for the Merger; Plans for the Company After
         the Merger....................................................   17
       Accounting Treatment of the Merger..............................   17
RIGHTS OF OBJECTING STOCKHOLDERS.......................................   17
CERTAIN FEDERAL INCOME TAX CONSEQUENCES................................   19
SELECTED CONSOLIDATED FINANCIAL DATA...................................   18
SELECTED FINANCIAL DATA................................................   20
SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION.......................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..................................   22
STOCK PRICES AND DIVIDENDS.............................................   26
PRICE RANGE OF SHARES..................................................   31
BUSINESS OF THE COMPANY................................................   31
CERTAIN INFORMATION CONCERNING BAA AND W&G.............................   36
OTHER MATTERS..........................................................   36
ADDITIONAL INFORMATION.................................................   37
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................   37

ANNEX I       - Agreement and Plan of Merger...........................
ANNEX II      - Opinion of Compass Partners International, L.L.C.......

                                     SUMMARY

         This summary has been prepared to assist stockholders of Duty Free International, Inc., a Maryland corporation (the "Company"), in their review of the proposal (the "Merger Proposal"), described in detail in the attached Proxy Statement, to approve the merger of W&G Acquisition Corporation, a Maryland corporation ("W&G") and an indirect wholly-owned subsidiary of BAA plc, a corporation organized under the laws of England ("BAA"), into the Company (the "Merger"), in accordance with an Agreement and Plan of Merger, dated as of July 2, 1997 (the "Merger Agreement"), by and among the Company, BAA and W&G, as a result of which (i) the Company will be the surviving corporation and will become an indirect wholly-owned subsidiary of BAA, and (ii) each outstanding share of common stock, par value $0.01 per share (the "Shares") (other than stock of the Company owned by the Company, BAA or any of their respective subsidiaries), will be converted into the right to receive $24.00 in cash.

         The Proxy Statement and the accompanying notice of special meeting and form of proxy are first being mailed on or about August [18], 1997 to stockholders entitled to notice of and to vote at the Special Meeting of Stockholders of the Company to be held on [Tuesday], [September 2], 1997 (the "Special Meeting").

         This summary is not intended to be a complete explanation of the matters relating to the Merger Agreement or the proposed Merger and is qualified in all respects by reference to the detailed explanation contained in this Proxy Statement and the Annexes hereto. Stockholders are urged to review carefully the entire Proxy Statement, including the Annexes. Cross references in this summary are to captions in the Proxy Statement.

Purpose of Special Meeting                        To vote upon the Merger. See
                                                  "INTRODUCTION--Purpose of the
                                                  Special Meeting."

Date and Time of Special Meeting                  Tuesday, September 2, 1997 at
                                                  10 a.m., Eastern time

Place of Meeting                                  63 Copps Hill Road,
                                                  Ridgefield, Connecticut

Record Date                                       August [15], 1997

Number of Outstanding Shares
  of Stock Entitled to Vote                       [27,527,162] Shares

Approximate Number of Owners of Record of
    Shares of Stock                               [        ]

Merger Terms                                      In the Merger, the Company
                                                  will become an indirect
                                                  wholly-owned subsidiary of
                                                  BAA, and each outstanding
                                                  Share will be converted into
                                                  the right to receive $24.00
                                                  per Share in cash (the "Merger
                                                  Consideration"). See "THE
                                                  MERGER."

Required Vote                                     The affirmative vote of the
                                                  holders of a majority of the
                                                  outstanding Shares is required
                                                  for approval of the Merger.
                                                  See "INTRODUCTION--Voting at
                                                  the Special Meeting." AT THE
                                                  CLOSE OF BUSINESS ON THE
                                                  RECORD DATE, BAA BENEFICIALLY
                                                  OWNED, DIRECTLY AND THROUGH
                                                  W&G, [27,251,891] SHARES, OR
                                                  APPROXIMATELY 99%, OF THE
                                                  AGGREGATE VOTING POWER OF THE
                                                  OUTSTANDING SHARES. BAA AND
                                                  W&G WILL VOTE ALL OF SUCH
                                                  SHARES IN FAVOR OF THE MERGER.
                                                  APPROVAL OF THE MERGER IS
                                                  THEREFORE ENSURED.

Recommendation of the
Company's Board of Directors                      The Company's Board of
                                                  Directors has unanimously


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

                                                  approved the Merger and the
                                                  Merger Agreement, has
                                                  determined that the Merger is
                                                  fair to and in the best
                                                  interests of the Company's
                                                  common stockholders and
                                                  recommends that common
                                                  stockholders vote "FOR" the
                                                  Merger Proposal. See "THE
                                                  MERGER--Recommendation of the
                                                  Company's Board of Directors."


Opinion of Financial Advisor                      Compass Partners
                                                  International, L.L.C., the
                                                  Company's financial advisor
                                                  ("Compass"), has delivered to
                                                  the Board of Directors of the
                                                  Company its written opinion
                                                  dated July 2, 1997 that, as of
                                                  such date and on the basis of
                                                  and subject to the matters set
                                                  forth therein, the cash
                                                  consideration to be received
                                                  by the holders of Shares in
                                                  the Offer and the Merger was
                                                  fair, from a financial point
                                                  of view, to such holders. See
                                                  "THE MERGER--Opinion of
                                                  Financial Advisor."

Rights of Objecting Stockholders                  Stockholders of the Company
                                                  are entitled to appraisal
                                                  rights under Maryland law in
                                                  connection with the Merger. A
                                                  Stockholder who objects to the
                                                  Merger and follows specified
                                                  procedures is entitled to
                                                  appraisal rights with respect
                                                  to the Merger. In order to be
                                                  entitled to appraisal rights,
                                                  a Stockholder must (a) deliver
                                                  to the Company at or prior to
                                                  the Special Meeting a written
                                                  objection to the Merger, (b)
                                                  ensure that his Shares are not
                                                  voted (or deemed to have been
                                                  voted) to approve the Merger
                                                  Agreement and the Merger, (c)
                                                  after the Merger is
                                                  consummated, follow the
                                                  procedures set forth in a
                                                  notice sent to such
                                                  Stockholder, and (d) make a
                                                  written demand for payment for
                                                  his Shares. If a judicial
                                                  determination of the "fair
                                                  value" of Shares held by such
                                                  Stockholder is necessary, such
                                                  a determination may result in
                                                  a value that is more than,
                                                  less than, or equal to the
                                                  consideration which would have
                                                  been paid by BAA pursuant to
                                                  the Merger.

                                                  A STOCKHOLDER WHO RETURNS A
                                                  SIGNED PROXY BUT FAILS TO
                                                  PROVIDE INSTRUCTIONS AS TO THE
                                                  MANNER IN WHICH SUCH SHARES
                                                  ARE TO BE VOTED WILL BE DEEMED
                                                  TO HAVE VOTED TO APPROVE THE
                                                  MERGER AGREEMENT AND THE
                                                  MERGER AND THEREFORE TO HAVE
                                                  WAIVED HIS DISSENTERS' RIGHTS.
                                                  NEITHER A VOTE AGAINST, NOR AN
                                                  ABSTENTION, NOR A FAILURE TO
                                                  VOTE WITH REGARD TO THE MERGER
                                                  AGREEMENT AND THE MERGER WILL
                                                  CONSTITUTE A TIMELY WRITTEN
                                                  OBJECTION TO THE MERGER. See
                                                  "RIGHTS OF OBJECTING
                                                  STOCKHOLDERS" in the Proxy
                                                  Statement for a more complete
                                                  discussion of stockholders
                                                  appraisal rights.
                                                  THE BOARD OF DIRECTORS
                                                  UNANIMOUSLY RECOMMENDS THAT
                                                  COMMON STOCKHOLDERS VOTE "FOR"
                                                  THE MERGER PROPOSAL.

                                                  Stockholders are urged to read
                                                  and consider carefully the
                                                  information contained in this
                                                  Proxy Statement and to consult
                                                  with their personal financial
                                                  and tax advisors.

                                                  This Proxy Statement and the
                                                  accompanying form of proxy are
                                                  first being mailed to
                                                  stockholders on or about
                                                  August [18], 1997.

                                                  IT IS IMPORTANT THAT PROXIES
                                                  BE RETURNED PROMPTLY.
                                                  THEREFORE, WHETHER OR NOT YOU
                                                  PLAN TO ATTEND THE SPECIAL
                                                  MEETING, PLEASE COMPLETE,
                                                  DATE, SIGN AND RETURN THE
                                                  PROXY CARD IN THE ENCLOSED
                                                  POSTAGE PAID ENVELOPE.

                                                  NO PERSON IS AUTHORIZED BY THE
                                                  COMPANY TO GIVE ANY
                                                  INFORMATION OR TO MAKE ANY
                                                  REPRESENTATION NOT CONTAINED
                                                  IN THIS PROXY STATEMENT, AND,
                                                  IF GIVEN OR MADE, SUCH
                                                  INFORMATION OR REPRESENTATION
                                                  SHOULD NOT BE RELIED UPON AS
                                                  HAVING BEEN AUTHORIZED. THE
                                                  DELIVERY OF THIS PROXY
                                                  STATEMENT SHALL NOT IMPLY THAT
                                                  THERE HAS BEEN NO CHANGE IN
                                                  THE INFORMATION SET FORTH
                                                  HEREIN OR IN THE AFFAIRS OF
                                                  THE COMPANY OR BAA SINCE THE
                                                  DATE HEREOF.

                                  INTRODUCTION

         This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting.

         This Proxy Statement and accompanying Notice of Special Meeting of Stockholders and form of proxy are being mailed on or about August [18], 1997 to stockholders entitled to notice of, and to vote at, the Special Meeting.


Purpose of the Special Meeting

         At the Special Meeting, the stockholders of the Company are being asked to consider and vote upon the approval of the Merger. Under the terms of the Merger Agreement, at the Effective Time (as hereinafter defined), (i) W&G will be merged with and into the Company, (ii) the Company will be the corporation surviving the Merger (the "Surviving Corporation"), (iii) the separate existence of W&G will cease, (iv) the Company will become an indirect wholly-owned subsidiary of BAA, and (v) each outstanding Share will be converted into the right to receive $24.00 in cash (the "Merger Consideration"), and holders of Shares immediately prior to the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.


Voting at the Special Meeting

         The Board of Directors of the Company has fixed the close of business on August 15, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of the Shares at the close of business on the Record Date will be entitled to vote at the Special Meeting. At the close of business on the Record Date, there were [27,353,088] Shares outstanding and entitled to vote, held by approximately [ ] stockholders of record.

         The affirmative vote of the holders of at least a majority of the outstanding Shares is required by the Maryland General Corporation Law (the "MGCL") and the charter of the Company (the "Charter") for approval of the Merger. AT THE CLOSE OF BUSINESS ON THE RECORD DATE, BAA BENEFICIALLY OWNED, DIRECTLY AND THROUGH W&G, [27,251,891] SHARES, OR APPROXIMATELY 99%, OF THE AGGREGATE VOTING POWER OF THE OUTSTANDING SHARES. ACCORDINGLY, BAA HAS THE POWER TO APPROVE THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHARES. BAA AND W&G WILL VOTE ALL OF SUCH SHARES IN FAVOR OF THE MERGER. APPROVAL OF THE MERGER IS THEREFORE ENSURED.

         On July 2, 1997, the Company's Board of Directors elected to exempt BAA from Sections 3-601 et seq. (relating to certain business combinations) of the MGCL in connection with the Offer (as hereinafter defined), the Merger Agreement and the Merger.

         Any Shares not voted (whether by abstention, broker non-vote or otherwise) will have the effect of votes "AGAINST" the Merger.


Proxies

         Stockholders of the Company are requested to complete, date, sign and promptly return the accompanying form of proxy in the enclosed envelope. Shares represented by properly executed proxies received by the Company and not revoked as described in the following paragraph will be voted at the Special Meeting in accordance with the instructions contained herein. If instructions are not contained therein, proxies will be voted FOR approval of the Merger Proposal.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted (a) by filing with the Secretary of the Company written notice of such revocation bearing a later date than the proxy, (b) by duly executing a subsequent proxy relating to the same Shares and delivering it to the Secretary of the Company, or (c) by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be sent to the attention of Gerald F. Egan, Corporate Secretary, Duty Free International, Inc., 63 Copps Hill Road, Ridgefield, Connecticut 06877.


Proxy Solicitation

         All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. No solicitation in addition to this solicitation by use of the mails will be made in connection with this solicitation, brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to beneficial owners of Shares held of record by them, and such custodians will be reimbursed for their expenses.

         All information in this Proxy Statement concerning BAA and W&G has been supplied by BAA. All other information herein has been supplied by the Company.


Other Matters to be Considered

         It is not anticipated that any matter other than approval of the Merger will be brought before the Special Meeting. The Bylaws of the Company provide that no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. However, if any other matter should properly come before the meeting, proxies will be voted in the discretion of the persons named in the enclosed proxy.


                                   THE MERGER

Background of the Merger

         Since its formation, the Company has grown primarily through acquisitions. In 1992, it completed the acquisition of UETA, Inc., which afforded it the ability to serve duty-free markets along the United States/Mexico border. In 1994, it acquired Inflight Sales Group Ltd., a company engaged in duty-free sales on international air flights. Because it has actively pursued acquisitions, the Company has frequently been in discussions with other companies interested in potential business combinations.

         In October 1996, Alfred Carfora, the President and Chief Executive Officer of the Company, met with the chief executive officer of another duty-free retailer (the "other retailer") at a duty-free industry convention. They agreed to meet in January 1997 to discuss opportunities for potential business combinations between certain operations of each of the Company and the other retailer.

         At the same industry convention, in October 1996, Mr. Carfora met Barry Gibson, Group Retail Director of BAA, and they discussed possible business combinations between the Company and BAA. Mr. Carfora and Mr. Gibson agreed to meet again in January 1997 to continue such discussions.

         At its December 1996 meeting, the Board of Directors of the Company authorized management to engage in discussions with both BAA and the other retailer regarding potential business combinations.

         On January 6, 1997, the Company resumed discussing different possible transactions with BAA, including a joint venture with BAA of the Company's and BAA's duty-free retail operations, a contribution of BAA's duty-free retail operations to the Company in exchange for Shares of the Company and other possible transactions. Also on that date, the Company entered into the Company Confidentiality Agreement with BAA


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


and BAA entered into the BAA Confidentiality Agreement with the Company. Thereafter, the Company and BAA exchanged certain confidential financial information and other confidential information relating to their respective duty-free operations.

         At its meeting on January 24, 1997, the Board of Directors of the Company authorized management to engage in further discussions with both the other retailer and BAA, with the objective of exploring the possibility of a transaction with either the other retailer or BAA, and also authorized the Company's engagement of Compass. The Company retained Compass as its exclusive financial advisor in connection with any transaction involving the sale of control of the Company and entered into a letter agreement dated April 1, 1997 with Compass relating thereto (the "Engagement Letter").

         On April 19, Mr. Carfora received an inquiry from Mr. Gibson as to whether the Company would be willing to consider an offer to purchase all of the outstanding Shares of the Company. The parties discussed matters that would need to be addressed in connection with such a transaction, and Mr. Gibson said that if BAA were to proceed, it would require the Company to enter into an exclusivity agreement for a certain period of time.

         On April 22, Mr. Carfora met with an executive officer of the other retailer to discuss opportunities for a potential business combination between the Company and certain of the other retailer's operations.

         On April 25, Mr. Carfora, together with a representative of Compass, met with Mr. Gibson and Russell Walls, Group Finance Director of BAA, to discuss the possible acquisition of the Company by BAA in a cash tender offer. Although a price range per share of $21.00-$23.00 was raised at the meeting, no detailed discussion or agreement concerning such a range was reached at that time.

         On May 7, the Company entered into an exclusivity agreement with BAA (the "Exclusivity Agreement"), providing, among other things, that until May 30, the Company would not initiate or solicit offers for a business combination from any other person. Promptly thereafter, BAA commenced a due diligence review of the Company's business, including non-public information provided by the Company. The term of the Exclusivity Agreement was subsequently extended until June 13.

         On May 9, representatives of BAA and of NatWest Markets met with Mr. Carfora and Gerald F. Egan, Chief Financial Officer of the Company, and representatives of Compass. At this meeting, the Company's representatives responded to questions from BAA regarding the Company's financial position and operating results.

         On May 12, Mr. Gibson and other representatives of BAA met with Mr. Carfora and other representatives of the Company and representatives of Compass at the offices of Gleacher NatWest Inc. to discuss strategic values which might be achieved through a business combination transaction and to discuss financial due diligence matters. On May 13, representatives of BAA's and the Company's respective independent accountants met to review tax and accounting matters. On May 14, representatives of BAA and the Company met in the offices of Compass to review the Company's management information systems. From May 12 through May 16, representatives of BAA, Cahill Gordon & Reindel, counsel to BAA ("Cahill"), and BAA's independent accountants visited the offices of Morgan, Lewis & Bockius LLP, counsel to the Company ("MLB"), to review information regarding the Company and its business.

         On May 16, Mr. Carfora received a follow-up inquiry from the other retailer regarding the opportunities for potential business combinations that had been the subject of the other retailer's and the Company's earlier discussions, as well as the possibility of the other retailer acquiring a controlling interest in the Company.

         On May 18, the Company advised BAA of the Company's receipt of an expression of interest from another interested party, although the name of such party was not disclosed at that time.

         At a meeting of the Board of Directors of the Company on May 22, Mr. Carfora updated the Board as to the status of the separate discussions with BAA and the other retailer. The Board reconfirmed the authorization of management to engage in further discussions with BAA and the other retailer regarding possible business combinations.

         On Friday, May 23, BAA distributed the initial draft of the Merger Agreement and related documents to the Company's representatives. The draft Merger Agreement did not set forth any terms regarding the price to be proposed by BAA, a subject which was left for discussion between the chief executives of the Company and BAA.

         On May 23, an executive officer of the other retailer sent a letter to Mr. Carfora expressing interest in the possibility of the other retailer acquiring 100% of the equity of the Company.

         On May 27, the other retailer and one of its affiliates entered into a confidentiality and standstill agreement with the Company, on substantially the same terms set forth in the Company Confidentiality Agreement between the Company and BAA, and the Company prepared to provide to the other retailer the same information that had previously been provided to BAA.

         The Board of Directors of the Company met by conference telephone call on May 28, at which time Mr. Carfora informed the Board of the letter received from the other retailer. He also told the Board that BAA had been informed that another unnamed party had expressed interest and that, based on this development, the transaction had been removed from the agenda for a scheduled meeting of the board of BAA. Mr. Carfora further explained that information would be provided to the other retailer so that it would be in substantially the same position as BAA to evaluate a potential transaction with the Company. Discussions would then be pursued so that the Company could determine whether the proposal of the other retailer presented a potential alternative to the transaction with BAA. Mr. Carfora said a more definitive expression of interest from the other retailer was expected by the end of the week.

         On May 29, at the request of the Company, Compass provided to the other retailer an information memorandum prepared by the Company containing certain non-public financial information regarding the Company and its business.

         On June 3, the other retailer informed Mr. Carfora that it would not proceed with a purchase of 100% of the equity of the Company, but proposed that the Company consider the contribution to the Company of certain of the other retailer's duty-free operations in exchange for Shares of the Company, as well as the possible acquisition by the other retailer of a controlling interest in the Company. At the Company's direction, Compass requested additional information regarding the proposed alternative transaction. Subsequently, the other retailer provided to Compass and the Company financial data with respect to certain of its duty-free operations.

         On June 5, the Chairman of BAA, Sir John Egan, informed Mr. Carfora that BAA would not be in a position to proceed with further discussions regarding the price range for any possible business combination until after July 2.

         On June 13, the Company forwarded to BAA comments on the proposed draft of the Merger Agreement.

         On June 18, Mr. Carfora suggested to Mr. Gibson that BAA should propose a price of $26.00 per Share. Mr. Gibson said he would need to discuss this price with the directors of BAA. On June 23, the Company and BAA reached a tentative understanding on a price per Share in the range of $23.00 to $25.00.

         On June 19, the other retailer informed the Company that it did not wish to pursue the possible acquisition of a controlling interest in the Company, but that it remained interested in discussing the contribution to the Company of certain of the other retailer's duty-free operations in exchange for Shares of the Company.

         On June 28, BAA distributed a revised draft of the Merger Agreement.

         On June 30, the Company provided to BAA its comments on the revised Merger Agreement, as well as the Shareholders Agreement and the Option Agreement, although an express stipulation was made by the

Company that there was no agreement that the Option Agreement and/or the Shareholders Agreement would be entered into.

         On July 1, representatives of the Company and BAA met to negotiate the provisions of the Merger Agreement.

         On July 2, further discussions were held by the Company and BAA with respect to the proposed price for the transaction. At the conclusion of such discussions, BAA proposed to acquire 100% of the equity of the Company for $24.00 per Share, conditioned upon the execution and delivery of the Option Agreement by the Company and the Shareholders Agreement by certain of the Company's stockholders, including Gebr. Heinemann, its largest stockholder.

         On July 2, revised drafts of the Merger Agreement, the Option Agreement and the Shareholders Agreement were circulated by BAA and further negotiation thereof between BAA and the Company ensued throughout the day.

         At a special telephonic meeting of the Board on July 2, representatives of Compass made a presentation to the Board which included, among other things, a discussion of the merits and effects of the transaction proposed with BAA, the alternative transaction proposed by the other retailer on June 3, and the Company continuing to operate on a stand-alone basis. Representatives of Compass also delivered its written opinion dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. The Board also received a summary by counsel to the Company regarding the negotiation of and the principal terms of the Merger Agreement, the Option Agreement and the Shareholders Agreement. The Board was informed that BAA was insisting that the Shareholders Agreement and the Option Agreement be executed by the respective parties thereto as a condition to proceeding with the transaction. The Board deliberated as to the proposed transaction with BAA, the alternative transaction proposed by the other retailer and the possibly of continuing to operate on a stand-alone basis and the respective merits and effects of each. After consideration of the presentations made by the Company's management and its financial and legal advisors, the Board unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Offer and the Merger are advisable and fair to and in the best interests of the stockholders of the Company, (iii) determined to recommend acceptance of the Offer and approval of the Merger by the stockholders of the Company, (iv) took actions to amend the Company's Bylaws to exempt the transactions contemplated by the Merger Agreement from the control share acquisition provisions of the MGCL and (v) adopted a resolution exempting the transactions contemplated by the Merger Agreement from the business combination provisions of the MGCL.

         On July 2, 1997, the Company was informed that the Board of BAA had unanimously approved the terms and conditions of the proposed transaction with the Company, including the terms and conditions of the Merger Agreement and the other transaction documents contemplated thereby.

         In the early morning of July 3, the parties executed the Merger Agreement, dated as of July 2, 1997, and publicly announced the transactions contemplated thereby.

         On July 9, 1997, W&G commenced a tender offer to purchase all outstanding Shares at a price of $24.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

         The Offer expired at 12:00 Midnight (New York City time) on August 5, 1997, at which time Shares, or approximately 99% of the outstanding Shares, had been validly tendered and were accepted for payment.

         On August 6, 1997, the Company reconstituted its Board of Directors to include the designees of BAA. All the Company's directors, except Al Carfora, resigned from the Board and were replaced by Gerald

Egan and John Edmondson of the Company, and Sir John Egan, Russell Walls, Brian Collie and Nicholas Ziebland, designees of BAA.


Recommendation of the Company's Board Of Directors

         Based on the proposed terms of the draft Merger Agreement presented to the Board on July 2, 1997, and after receiving presentations from management of the Company, Compass and the Company's legal advisors, the Board unanimously determined that the Offer and Merger Agreement are fair to, and in the best interest of, the common stockholders of the Company. The Board then approved the Merger Agreement, the Shareholders Agreement, the Option Agreement and the transactions contemplated thereby and recommended that all holders of Shares tender their Shares pursuant to the Offer. The form of letter to stockholders communicating the Board's recommendation and the press release announcing such recommendation were exhibits to the Solicitation/Recommendation Statement on
Schedule 14D-9 filed by the Company with the SEC on July 9, 1997 (the "Schedule 14D-9") and are available as described in "BUSINESS OF THE COMPANY." The Board now recommends that common stockholders vote "FOR" the Merger.

         In reaching its determination and recommendations described in the preceding paragraph, the Board considered a number of factors including the following:

                 (i) the familiarity of the Board of Directors with the Company's business, financial condition, results of operations, properties and prospects as an independent entity, and the nature of the industry in which it operates, based in part upon presentations by the Company's management and Compass;

                (ii) the trading range for the Company's Shares during the period from 1995 to the present, and the fact that the $24.00 price proposed by BAA represents a significant premium over the sale prices for the Company's Shares over the past three years;

               (iii) the Board's determination, based in part on presentations by the Company's management and Compass, that the alternative transaction proposed by the other retailer on June 3 was, on balance, less favorable to the Company and its stockholders because the alternative transaction did not constitute an offer to acquire all of the equity of the Company for cash but rather involved the contribution to the Company of certain operations of the other retailer which when combined with the Company's operations, were expected to generate limited synergies and, therefore, were not expected to alleviate the intensified competition faced by the Company, and that the terms of the Merger Agreement, including the termination fee and expense reimbursement provisions, should not preclude third parties from making bona fide acquisition proposals subsequent to signing the Merger Agreement;

                (iv) the terms of the Merger Agreement, including the proposed structure of the Offer and the Merger involving an immediate cash tender offer for all outstanding Shares to be followed by a merger for the same consideration, thereby enabling stockholders to obtain cash for their Shares at the earliest possible time;

                 (v) the presentation of Compass at the July 2, 1997 Board meeting and the written opinion of Compass dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of the Shares pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the written opinion of Compass, which sets forth the factors considered and the assumptions made, is attached hereto as Annex II and incorporated herein by reference. See "Opinion of Financial Advisor."

                (vi) that the Merger Agreement permits the Company, prior to the acceptance for payment of Shares pursuant to the Offer, to furnish nonpublic information and access thereto to third parties, in response to an unsolicited written bona fide proposal for a merger or other business combination in volving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets which contains no financing condition from a person the Company's Board reasonably believes has the financial ability to make a takeover proposal which is, after taking into account the written advice of the Company's investment banker, more favorable to the Company's stockholders than the Offer and the Merger and to participate in the discussions and negotiations with such parties with respect thereto;

               (vii) the ability of BAA and W&G to consummate the Offer and the Merger without conditioning the Offer on the arrangement of financing; and

              (viii) the enhanced competition the Company had encountered in seeking to retain existing, or to acquire new, duty-free and other retail concessions at airports; the prospect of the significant reduction of duty-free markets in the European Community commencing in 1999; and the increased competition the Company could thereafter experience from duty-free operators with greater access to capital resources than the Company.

         The Board of Directors did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed its position and recommendations as being based on the totality of the information presented to and considered by it.


Opinion of Financial Advisor

         As described under "THE MERGER--Background of the Merger; Recommendation of the Company's Board of Directors" above, the Company engaged Compass to act as its exclusive financial advisor in connection with any transaction involving the sale of control of the Company. Compass has delivered to the Board of Directors of the Company its written opinion dated July 2, 1997 that, as of such date and on the basis of and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. Compass's opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger at the Special Meeting.

         A copy of Compass's opinion, which sets forth among other things the assumptions made, procedures followed, and matters considered, and limits on the review undertaken, is attached to this Proxy Statement as Annex II and is incorporated herein by reference. Compass's opinion should be read by stockholders of the Company carefully in its entirety.

         In arriving at its opinion, Compass (a) reviewed certain publicly available financial statements and other business and financial information relating to the Company that Compass believed to be relevant to its inquiry, including the Company's Forms 10-K for the three years ended January 31, 1997 and its Form 10-Q for the fiscal quarter ended April 30, 1997; (b) reviewed certain financial analyses, financial forecasts, reports and other information prepared by the management of the Company; (c) conducted discussions with members of management of the Company concerning the Company's historical and current operations, financial condition and prospects and such other matters Compass deemed relevant; (d) reviewed the historical financial information and stock price data of the Company and compared such financial data with similar information for certain other companies Compass deemed relevant; (e) reviewed the financial terms of the Offer and the Merger and compared such financial terms with similar information for other selected acquisitions Compass deemed relevant; (f) reviewed drafts dated July 2, 1997 of the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement; and (g) conducted such other studies, analyses and investigations as Compass deemed appropriate.

         In arriving at its opinion, Compass, with the consent of the Board of Directors of the Company, assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it or publicly available and did not assume any responsibility for the independent verification of any such information. In addition, Compass did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or assets of the Company. Compass, with the consent of the Board of Directors of the Company, assumed that the financial forecasts provided to it were reasonably prepared by the Company's management on bases reflecting the best currently available estimates and good faith judgments of such management as to the future financial performance of the Company. Compass did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with such materials. Compass's opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof.

         The Company has retained Compass to act as its exclusive financial advisor in connection with any proposed sale transaction as defined in the Engagement Letter. Pursuant to the Engagement Letter, the Company agreed to pay Compass a fee of $4,000,000 (less a $100,000 retainer previously paid to Compass by the Company) for Compass's financial advisory services, 20% of which has been paid and the remainder of which became payable upon the purchase of Shares pursuant to the Offer. The Company also agreed to reimburse Compass for reasonable out-of-pocket expenses incurred by Compass in connection with its activities under the Engagement Letter, including reasonable fees and disbursements of Compass's legal counsel. In addition, the Company agreed to indemnify Compass against certain liabilities arising under federal securities laws.

         Pursuant to a letter agreement dated April 1, 1997 between the Company and Compass, the Company has indemnified Compass against certain expenses and liabilities if incurred in connection with its engagement.


Interests of Certain Persons

         Certain members of the Company's management and of the Board of Directors of the Company may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of the Company. The Board of Directors of the Company was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Each of David H. Bernstein, Alfred Carfora, John A. Couri, Heribert Diehl and Carl Reimerdes (each a Director of the Company) and Gebr. Heinemann agreed to enter into the Shareholders Agreement, pursuant to which they agreed to validly tender (and not withdraw) pursuant to and in accordance with the terms of the Offer, the number of Shares beneficially owned by him, her or it, and to vote the Shares held of record or beneficially owned by each of them, among other things, in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and Shareholders Agreement and any actions required in furtherance thereof. See description under "The Shareholders Agreement."

         In connection with the transactions contemplated by the Merger Agreement, various members of management, including Alfred Carfora, the Chief Executive Officer, John Edmondson, the Chief Operating Officer, and Gerald F. Egan, the Chief Financial Officer, have entered into employment contracts with the Company with durations ranging from two to three years and setting forth base salaries and bonuses at levels comparable to their current compensation.

         The Company retained Compass (of which Stephen M. Waters, a Director of the Company, is a founding partner) to act as its exclusive financial advisor in connection with any proposed sale transaction as defined in the Engagement Letter. Pursuant to the Engagement Letter, the Company agreed to pay Compass a fee of $4,000,000 (less a $100,000 retainer previously paid to Compass by the Company) for Compass's financial advisory services 20% of which has been paid and the remainder of which became payable upon the purchase of Shares pursuant to the Offer. The Company also agreed to reimburse Compass for reasonable out-of-pocket expenses incurred by Compass in connection with its activities under the Engagement Letter, including reasonable fees and disbursements of Compass's legal counsel. In addition, the Company agreed to indemnify Compass against certain liabilities arising under federal securities laws.

         Pursuant to a letter agreement dated April 1, 1997 between the Company and Compass, the Company has indemnified Compass against certain expenses and liabilities if incurred in connection with its engagement.


Certain Effects of the Consummation of the Offer on the Shares

         Upon the expiration of the Offer, W&G accepted for payment [27,527,162] Shares that had been validly tendered and not withdrawn before such expiration, giving BAA beneficial ownership of 99% of the Shares outstanding on the Record Date.

         Since the consummation of the Offer, the Shares have continued to be listed on the New York Stock Exchange (the "NYSE"). Upon consummation of the Merger, the Company intends to delist the Shares, to terminate the registration of Shares under the Exchange Act and to terminate the duty of the Company to file reports under the Exchange Act. In addition, if the Shares are not listed on the NYSE or any other national exchange, the Shares will no longer constitute "margin securities" under the rules of the Federal Reserve Board, with the result, among others, that lenders may no longer extend credit on collateral of the Shares.

         In addition, as described under "INTRODUCTION--Purpose of the Special Meeting," at the Effective Time, each outstanding Share will be converted into the right to receive the Merger Consideration and the holders of Shares immediately before the consummation of the Merger will possess no further interest in, or rights as stockholders of, the Company.


The Merger Agreement

         The following is a summary of certain provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I.

         General. The Merger Agreement provided for the making of the Offer and the submission of the Merger Proposal to the Company's stockholders as promptly as practicable after the consummation of the Offer. The closing of the Merger will take place at 10:00 a.m. on a date to be specified by BAA or W&G. The Merger shall become effective when Articles of Merger, executed in accordance with the relevant provisions of the MGCL, are accepted for record by the State Department of Assessments and Taxation of Maryland (the time of such filing being referred to as the "Effective Time"). It is anticipated that the Merger will become effective on [September 2], 1997.

         The Merger. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under "Conditions to the Merger" and in accordance with the MGCL, W&G will be merged with the Company, and each then outstanding Share (other than Shares owned by the Company or by any subsidiary of the Company and Shares owned by BAA, W&G or any other subsidiary of BAA or held by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under the MGCL) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer, without interest.

         Conditions to the Merger. The Merger Agreement provides that the Merger is subject to the satisfaction or waiver of the following conditions: (1) if required by applicable law, the Merger Agreement and the Merger shall have been adopted by the affirmative vote or consent of the holders of a majority of the outstanding Shares in accordance with applicable law and the Company's Charter,
(2) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, (3) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the Company, W&G and BAA shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered and (4) the receipt by the Company and BAA of all necessary consents and approvals from each of the U.S. Customs Service and the Bureau of Alcohol, Tobacco and Firearms applicable to the purchase of shares pursuant to the Merger.

         Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company, (1) by mutual written consent of the Company and BAA; (2) by either the Company or BAA if any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Government Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Shares pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; (3) by either BAA or the Company if the Merger shall not have been consummated by April 30, 1998 or such later date mutually agreed to by the parties; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of Shares pursuant to the consummation of the Merger; provided, further, however, that the right to terminate the Merger Agreement pursuant to such clause shall not be available to any party whose failure to perform any obligations under the Merger Agreement results in the failure of the Merger to be consummated by such time; (4) by the Company if (a) the Board of Directors of the Company approves or recommends a superior proposal under circumstances described below in the second paragraph under "Takeover Proposals; No Solicitation" and (b) the Company has paid to W&G an amount in cash equal to the sum of the Termination Fee (as defined below); (5) by the Company in the event the Company has convened a meeting of the Company's stockholders in accordance with the Merger Agreement and the Merger and the Merger Agreement have not been approved by the affirmative vote or consent of the holders of the requisite number of outstanding Shares in accordance with applicable law and the Company's Restated Certificate of Incorporation; or (6) by the Company if BAA or W&G fails to perform in any material respect any provision of the Merger Agreement and BAA or W&G has failed to perform such obligation or cure such breach within 10 business days of its receipt of written notice from the Company and such failure to perform has not been waived in accordance with the terms of the Merger Agreement; provided, however, that such failure to perform is not caused by a material breach by the Company.

         Takeover Proposals; No Solicitation. (a) The Company has agreed in the Merger Agreement that, from and after the date of the Merger Agreement, the Company will not, and will not permit any officer or director of the Company or any officer or director of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to,
(i) solicit or initiate the submission of any Takeover Proposal, (ii) except as provided in (b) below, enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding or furnish to any person any non-public information with respect to any Takeover Proposal, or take any other action to solicit or initiate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any written proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets, other than the transactions contemplated by the Merger Agreement.

         (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to BAA or W&G, the approval or recommendation by the Company Board or any such committee of the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Company Board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement or the Merger) a Superior Proposal. For purposes of the Merger Agreement, "Superior Proposal" means a bona fide Takeover Proposal which contains no financing condition made by a third party on terms which the Company Board determines in its good faith judgment, after taking into account the written advice of the Company's investment banker, to be more favorable to the Company's stockholders than the Merger.

         (c) The Company has agreed to promptly advise BAA orally and in writing of any Takeover Proposal or any inquiry with respect to or which it believes would be reasonably likely to lead to any Takeover Proposal unless the Company Board is advised by outside legal counsel that the furnishing of such advice would be inconsistent with the legal obligations of the Company Board. The Company has agreed to keep BAA informed of the status of any such Takeover Proposal or inquiry.

         (d) The Merger Agreement provides that nothing in the provisions thereof described above shall prevent the Company and the Company Board from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act with respect to any tender offer or otherwise prohibit the Company from making any public disclosures required by law or the requirements of the New York Stock Exchange; provided, however, that the Company may not, except as permitted by (b) above, withdraw or modify its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         Fees and Expenses. The Merger Agreement provides that the Company shall pay to BAA upon demand a fee of $20 million (the "Termination Fee") if (i)(a) after the date of the Merger Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Takeover Proposal, (b) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Takeover Proposal is made (and in any event for at least ten business days following the date such takeover proposal is made), (c) the Board of Directors of the Company, within 10 business days after the public announcement of such Takeover Proposal, either fails to recommend against acceptance of such Takeover Proposal by the Company's stockholders or announces that it takes no position with respect to the acceptance of such Takeover Proposal by the Company's stockholders or (ii) the Merger Agreement is terminated under the circumstances described in clause (4) or (5) under "Termination of the Merger Agreement." In the event the Merger Agreement is terminated as a result of any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality not being true and correct and any such representations and warranties that are not so qualified not being true and correct in any material respect, in each case as if such representations and warranties were made as of such time and the failure to be so true and correct in any material respect is a Company Material Adverse Effect (as defined in the Merger Agreement), (except with respect to representations and warranties made as of an earlier time), and provided that no Termination Fee is or would become payable thereunder, the Company shall pay to BAA all of BAA's expenses up to and including $1,000,000. In the event the Merger Agreement is terminated or the Merger does not occur, solely due to a breach by BAA or W&G of any of its covenants, agreements or obligations under the Merger Agreement, without limitation of any other rights or remedies available to the Company at law or in equity, BAA and W&G shall pay to the Company, upon demand, all expenses of the Company up to and including $4,000,000.

         Conduct of Business by the Company. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earlier of the Effective Time and the appointment or election of W&G's designees to the Board of Directors of the Company pursuant to the terms of the Merger Agreement (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Merger Agreement further provides that, except as contemplated by the Merger Agreement or otherwise approved in writing by BAA, during the period from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, (1) (a) declare, set aside or pay any dividends on (except for the regular quarterly dividends of $.06 per share), or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (2) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than the issuance of Shares upon the exercise of Stock Options outstanding on the date of the Merger Agreement in accordance with their present terms; (3) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;
(4) acquire or agree to acquire (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (b) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (5) sell, lease, license, mortgage or otherwise encumber or subject to any lien (other than liens required by law) or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice; (6) (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company; (7) make or agree to make any new capital expenditure or expenditures not contemplated by the Company's current budget; (8) (a) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of January 26, 1997,
(b) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of January 26, 1997, (c) enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (d) amend any benefit plan in any respect;
(9) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; (10) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms; (11) except in the ordinary course of business, modify, amend or terminate any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or waive or release or assign any material rights or claims; (12) make any material tax election or settle or compromise any material income tax liability; or (13) authorize any of, or commit or agree to take any of, the foregoing actions.

         Pursuant to the Merger Agreement, the Company shall not, and shall not permit any of its subsidiaries to, take any action that would or that could reasonably be expected to result in (1) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (2) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (3) except as otherwise permitted by the provisions of the Merger Agreement described above under "Takeover Proposals; No Solicitation," any of the conditions to the Merger not being satisfied.

         In addition, the Merger Agreement provides that the Company shall promptly advise BAA orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Company and its subsidiaries taken as a whole.

         Board of Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment by W&G for, any Shares pursuant to the Offer, W&G shall be entitled to designate such number of directors on the Board of Directors of the Company as shall give W&G, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by W&G plus the number of Shares otherwise owned by W&G or any other subsidiary of BAA bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause W&G's designees to be so elected. Subject to applicable law, the Company has agreed to take all action requested by BAA necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that W&G shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to W&G's designees). In connection with the foregoing, the Company shall promptly, at the option of W&G, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable W&G's designees to be elected or appointed to the Board of Directors of the Company as provided above. The Merger Agreement also provides that the provisions of this paragraph are in addition to and shall not limit any rights which W&G or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         Stock Options. The Merger Agreement provides that as soon as practicable following the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options to provide that, at the Effective Time, each Stock Option outstanding immediately prior to the acceptance for payment of Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (a) the price per Share to be paid pursuant to the Offer over (b) the exercise price per Share subject to such Stock Option, multiplied by (ii) the number of Shares for which such Stock Option shall not theretofore have been exercised.

         The Merger Agreement provides further that all Stock Plans shall terminate as of the Effective Time and the provisions in any other benefit plan of the Company providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Plan or any other benefit plan of the Company shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

         Indemnification. From and after the Effective Time, BAA and the Surviving Corporation have agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes, prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BAA, which consent shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of the Company or any of its subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement, the Merger, the Offer, the Operative Agreements (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement or by the Operative Agreements, in the case of either clause
(i) or (ii) to the full extent the Company would have been permitted under Maryland law and its Restated Certificate of Incorporation and Bylaws to indemnify such person (and BAA shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Restated Certificate of Incorporation or Bylaws, upon receipt of any undertaking required by such Restated Certificate of Incorporation, Bylaws or applicable law). The obligations of BAA described above shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time.

         BAA and the Surviving Corporation have agreed to cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that BAA and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that BAA shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by BAA for such insurance.

         The obligations of BAA and the Surviving Corporation described above are intended to benefit, and be enforceable against BAA and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of BAA and the Surviving Corporation.

         Reasonable Notification. The Merger Agreement provides that, on the terms and subject to the conditions of the Merger Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

         Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that in the event W&G's designees are appointed or elected to the Board of Directors of the Company as described above under "Board of Directors," after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Directors (other than W&G's designees or appointees) shall be required for the Company to amend or terminate the Merger Agreement, exercise or waive any of its rights or remedies under the Merger Agreement or extend the time for performance of W&G's and BAA's respective obligations under the Merger Agreement.

         Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to BAA and W&G with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, labor relations and employment matters, compliance with laws, subsidiaries, tax matters, litigation, vote required to approve the Merger Agreement, undisclosed liabilities, information supplied, the absence of any material adverse changes in the Company since January 26, 1997, absence of excess parachute payments, inapplicability of state takeover statutes, the opinion of the Company's financial advisor, brokers, fees and expenses, intellectual property, environmental protection and contracts.

The Shareholders Agreement

         BAA required that the Selling Stockholders agree, and the Selling Stockholders agreed, to enter into the Shareholders Agreement.

         The following is a summary of the material terms of the Shareholders Agreement. This summary is not a complete description of the terms and conditions thereof.

         Tender of Shares. Upon the terms and subject to the conditions of the Shareholders Agreement, each Selling Stockholder has agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the number of Shares set forth opposite such stockholder's name on Schedule I to the Shareholders Agreement and beneficially owned by him, her or it. Each Selling Stockholder has acknowledged and agreed that Purchaser's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.

         Voting. Each Selling Stockholder has agreed that during the period commencing on the date of the Shareholders Agreement and continuing until the first to occur of the purchase of Shares by W&G pursuant to the Offer, the Effective Time or termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Selling Stockholder will vote (or cause to be voted) the Shares held of record or beneficially owned by such Selling Stockholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Shareholders Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by BAA, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or
(4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Shareholders Agreement and the Merger Agreement. Each Selling Stockholder further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements described above.

         Representations, Warranties, Covenants and Other Agreements. Each Selling Stockholder has made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares to be tendered by it or him, (ii) the authority to enter into and perform its or his obligations under the Shareholders Agreement, (iii) the absence of required consents or contractual conflicts relating to the Shareholders Agreement, (iv) the absence of liens and encumbrances on and in respect of its or his Shares to be tendered by it or him, (v) no finder's fees, (vi) the solicitation of Acquisition Proposals, (vii) transfers of Shares, (viii) waiver of appraisal rights and (ix) further assurances.

         Termination. Other than as provided therein, the covenants and agreements contained in the Shareholders Agreement will terminate upon the earlier of (x) the Effective Time, (y) if the Effective Time does not occur, the termination of the Merger Agreement or the withdrawal or modification by the Board of Directors of the Company of its recommendation of the Offer or the Merger as permitted by the Merger Agreement and (z) the first anniversary of the date of the Shareholders Agreement.


The Option Agreement

         Simultaneously with the execution of the Merger Agreement, BAA and the Company entered into the Option Agreement as a condition to BAA's willingness to proceed with the Offer. The following is a summary of the material terms of the Option Agreement. The summary is not a complete description of the terms and conditions thereof. The Option Agreement provides for the grant by the Company to BAA of an irrevocable option to purchase up to 5,434,367 Option Shares at a price of $24 per Option Share. The Option Agreement provides that the Option may be exercised by BAA, in whole or in part, at any time or from time to time, commencing upon the Option Exercise Date (as defined below) and prior to the Option Expiration Date (as defined below). "Option Exercise Date" is defined in the Option Agreement as the first to occur of any of the following dates: (i) any corporation (including the Company or any of its subsidiaries or affiliates), partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than BAA or any of its subsidiaries (collectively, "Persons") shall have become the beneficial owner of more than 20% of the outstanding Shares and the Merger Agreement is terminated pursuant to its terms; (ii) (x) any Person has commenced, publicly proposed or communicated to the Company a proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase of a substantial amount of assets of, or any equity interest in, the Company or any of its subsidiaries or any tender offer (including a self tender offer) or exchange offer, merger, consolidation, business combination, sale of substantially all assets, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries for consideration having a value greater than the aggregate consideration to be received by holders of Shares pursuant to the Offer and (y) the Merger Agreement is terminated pursuant to its terms; "Option Expiration Date" is defined in the Option Agreement as the first to occur of any of the following dates: (w) the satisfaction of the Minimum Condition, (x) 120 days after the later of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the expiration or termination of the applicable waiting period under the HSR Act applicable to the exercise of the Option; (y) December 31, 1997; or (z) the date on which written notice of termination of the Merger Agreement is made by BAA to the Company.

         The Option Agreement provides that if the Option is exercised and if BAA has requested in writing on or before December 31, 1997, the Company will use its reasonable efforts to effect the registration under the Securities Act of 1933, as amended, of such number of Shares owned by BAA and its subsidiaries as BAA may request and to keep such registration statement effective for a period of not less than one year, unless, in the written opinion of counsel to the Company, such registration is not required in order to lawfully sell and distribute such Shares in the manner contemplated by BAA. The Company has no obligation thereunder after two registrations pursuant to the Option Agreement have been effected.

         BAA may exercise the Option and purchase Option Shares pursuant to the Option Agreement only if (i) such purchase would not otherwise violate, or cause the violation of, any applicable law or regulation (including, without limitation, the HSR Act or the rules of the NYSE), and (ii) no United States or U.K. statute, rule, regulation, decree, order or injunction has been promulgated, enacted, entered into or enforced by any United States or U.K. government, governmental agency or authority or court which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent (provided, however, that BAA and the Company have agreed to use their best efforts to have any such order, decree or injunction vacated or reversed).

         The Option Agreement contains customary representations and warranties by the Company and BAA.

Source and Amount of Funds

         The total amount of funds required by W&G to purchase all of the Shares pursuant to the Offer and to pay related fees and expenses is approximately $715 million. W&G obtained all funds needed for the Offer and the Merger through loans from BAA which BAA will initially fund from a U.S. commercial paper program supported by available lines of credit.


 BAA's Reason for the Merger; Plans for the Company After the Merger

         The purpose of the Offer, the Merger, the Merger Agreement, Shareholders Agreement and Option Agreement is to enable BAA to acquire control of, and the entire equity interest in, the Company. The transaction was structured as a tender offer followed by a merger in order to expedite the acquisition of control of the Company by BAA and to provide the Company's stockholders with an opportunity to expedite the receipt of cash in exchange for their Shares. The purpose of the Merger is for BAA to acquire all the remaining outstanding Shares not acquired by W&G in the Offer. Upon consummation of the Merger, the Company will become an indirect subsidiary of BAA.

         BAA will continue to evaluate the business and operations of the Company. BAA also will continue to review the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with BAA's business.


Accounting Treatment of the Merger

         The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price will be allocated based on the fair values of assets acquired and liabilities assumed.


                        RIGHTS OF OBJECTING STOCKHOLDERS

Appraisal Rights of Dissenting Stockholders

         Under the MGCL, each Stockholder will be entitled to demand and receive payment of the "fair value" of his shares in cash, if he (i) prior to or at the Special Meeting, files with the Company a written objection to the Merger, (ii) does not vote in favor of the Merger Agreement and the Merger by person or by proxy and (iii) within 20 days after Articles of Merger have been accepted for record by the State Department of Assessment and Taxation of Maryland ("SDAT"), makes written demand on the Company for payment of his Shares (a "Payment Demand"), stating the number of Shares for which payment is demanded. A Payment Demand should be sent to the Company at 63 Copps Hill Road, Ridgefield, Connecticut. Any Stockholder who fails to comply with the requirements described above will be bound by the terms of the Merger.

         The Company will promptly deliver or send by certified mail, return receipt requested, to each Stockholder who has filed a written objection to the proposed transaction, written notice of the date of acceptance of the Articles of Merger for record by the SDAT. Such notice may include a written offer by the Company to pay the objecting Stockholder what the Company considers to be the "fair value" of the Shares. Within 50 days after acceptance of the Articles of Merger for record by the SDAT, any Stockholder who has made a Payment Demand but has not received payment for his Shares may petition a court of equity in Baltimore County, Maryland, for an appraisal of his stock, the court will appoint three disinterested appraisers to determine the "fair value" of such Shares on terms and conditions the court considers proper, and the appraisers will, within 60 days after appointment (or such longer period as the court may direct), file with the court and mail to each party to the proceeding their report standing their conclusion as to the "fair value" of the Shares. Within 15 days after the filing of the report, any party may object to the report and request a hearing thereon. The court will, upon motion of any party, enter an order either confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment directing the time within which payment must be made. If the appraisers' report is rejected, the court may determine the "fair value" of the Shares of the Stockholders requesting appraisal, or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding will include interest from the date of the Special Meeting unless the court finds that the Stockholder's refusal to accept a written offer to purchase the Shares, which may previously have been made by the Company in accordance with Section 3-207 of the MGCL, was arbitrary and vexatious or not in good faith. The Company's cost of the proceeding (not including attorneys' fees) will be determined by the court and will be assessed against the Company or, under certain circumstances, the Stockholder, or both.

         At any time after the filing of a petition for appraisal, the court may require a Stockholder who has filed such petition to submit his or her certificates representing Shares to the clerk of the court for notation of the pendency of the appraisal proceedings. In order to receive payment, whether by agreement with or pursuant to a judgment, such Stockholder must surrender the stock certificates endorsed in blank and in proper form for transfer. A Stockholder who has made a Payment Demand will not have the right to receive any dividends or distribution payable TO HOLDERS OF RECORD AFTER THE CLOSE OF BUSINESS ON THE DATE OF THE Special Meeting and shall cease to have any rights as a Stockholder with respect to the Shares except the right to receive payment of the "fair value" thereof. The rights of a Stockholder who has made a Payment Demand may be restored only upon the withdrawal, with the consent of the Company, of the Payment Demand, failure to file a petition for appraisal within the time required, a determination of the court that the Stockholder is not entitled to an appraisal, or the abandonment or rescission of the Merger.

         The foregoing summary of the rights of Stockholders contain all material information relating to the exercise of appraisal rights but does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise their rights of appraisal. The preservation and exercise of appraisal rights are conditioned on strict adherence to the applicable provisions of the MGCL. Each Stockholder desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, entitled "Rights of Objecting Stockholders" of the Corporations and Associations Articles of Annotated Code of Maryland for a complete statement of such stockholder's rights and the steps which must be followed in connection with the exercise of those rights.

         A STOCKHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED TO APPROVE THE MERGER AGREEMENT AND THE MERGER AND THEREFORE TO HAVE WAIVED HIS DISSENTERS' RIGHTS, NEITHER A VOTE AGAINST, NOR AN ABSTENTION, NOR A FAILURE TO VOTE, WITH REGARD TO THE MERGER AGREEMENT WILL CONSTITUTE A TIMELY WRITTEN NOTICE OF OBJECTION TO THE MERGER.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax law purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. The tax consequences of such receipt pursuant to the Merger may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder who receives cash for Shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares.

         Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Under present law, long term capital gains recognized by an individual stockholder generally will be taxed at a maximum U.S. federal marginal tax rate of 28%, and long term capital gains recognized by a corporate stockholder will be taxed at a maximum U.S. federal marginal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is limited.

         A stockholder that tenders Shares may be subject to backup withholding at a rate of 31% unless a TIN is provided by such stockholder and such stockholder certifies that such number is correct or properly certifies that such stockholder is awaiting a TIN, or unless an exemption applies.

         The federal income tax discussion set forth above is included for general information only and is based upon present law. Stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws. In addition, the discussion set forth above may not apply to particular categories of stockholders, including stockholders who acquired Shares pursuant to the exercise of employer stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, life insurance companies, tax-exempt organizations, financial institutions or entities that are otherwise subject to special tax treatment.


                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data of the Company set forth below (thousands, except per share data) for each of the years in the five-year period ended January 26, 1997 have been derived from the Company's audited consolidated financial statements for such periods. More comprehensive financial information for the three-year period ended January 26, 1997 is included in reports on Form 10-K for such years filed by the Company with the Commission, which are available as described in "ADDITIONAL INFORMATION." The following summary is qualified by reference to, and should be read in conjunction with, such audited financial statements.

                             SELECTED FINANCIAL DATA



                                                            Fiscal Year Ended January
                                    -------------------------------------------------------------------------
                                     January 26,   January 28,    January 29      January 31     January 31
                                        1997           1996         1995(1)          1994          1993(2)
                                        ----           ----         -------          ----          -------

Earnings Statement Data:
Net Sales                            $570,895      $515,058       $501,761        $376,436       $361,823
   Net sales increase percent           10.8%          2.7%          33.3%            4.0%           4.4%
Gross Profit                          249,162       218,885        200,374         147,740        146,425
   Gross Profit--percent of net
   sales                                43.6%         42.5%          39.9%           39.2%          40.5%
Selling, general and
   administrative expenses            214,032       192,913        177,895         113,365        101,401
Selling, general and
   administrative expense--percent       37.5%         37.5%          35.5%           30.1%          28.0%
   of net sales
Restructuring expenses                      -             -          7,571               -              -
Revaluation of intangible assets            -             -         46,002               -              -
Operating income (loss)                39,653        30,346       (26,722)          39,535         49,647
   Operating income
     (loss)--percent of net sales         6.9%          5.9%         (5.3%)           10.5%          13.7%
   Operating income
     (loss)--percentage change           30.7%           N/A            N/A         (20.4%)           4.4%

Earnings (loss) before income          34,080        25,389       (31,149)          43,082         49,786
taxes
Effective income tax rate               37.0%         37.0%        (20.4%)           36.4%          39.0%
Net earnings (loss)                    21,470        15,996       (24,802)          27,393         30,373
   Net earnings (loss)
     percent--percent of net sales        3.8%          3.1%         (4.9%)            7.3%           8.4%
Earnings (loss) per share               $0.79         $0.59        $(0.91)           $1.01          $1.08
Weighted average number of shares
   outstanding (000's)                 27,282        27,251         27,224          27,204         28,142
Dividends per common share              $0.24         $0.20          $0.20           $0.20          $0.15
Return on stockholder's equity           9.8%          7.7%        (11.5%)           12.5%          14.3%
Balance Sheet Data:
Working Capital                      $142,117      $121,291       $113,996        $204,118        $90,630
Current ratio                             3.2           3.2            2.7             7.0            3.3
Total asset                           415,348       390,708        387,142         387,600        255,819
Long-term obligations                 123,604       122,238        118,891         121,821          9,629
Stockholders' equity                  227,715       212,482        201,151         231,861        207,343
Number of shares outstanding
   (000's)                             27,303        27,270         27,244          27,238         27,122
Percent of total debt to total
   capitalization                       34.3%         36.2%          37.1%           34.2%           4.1%
Book value per share                    $8.34         $7.79          $7.38           $8.51          $7.64

(1)    Inflight Sales Group Limited was purchased on May 1, 1994.

(2) Expenses incurred in effecting the merger of UETA, Inc. and Duty-free International were $4,389,000, or $0.16 per share, which were charged to the financial results in fiscal 1993.

                                           Quarter Ended
                                      April 27,     April 28,
                                        1997           1996
                                        ----           ----
Earnings Statement Data:
Net Sales                            $133,047      $117,979
  Cost of sales                        76,056        67,178
                                       ------        ------
Gross Profit                           56,991        50,801
Advertising storage and other
  operating income                      1,067           969
                                        -----           ---
                                       58,058        51,770
Selling, general and
   administrative expenses             52,399        46,881
                                       ------        ------
Operating income                        5,659         4,889
Other income (expense):
  Interest income                         646           658
  (Interest expense)                  (2,098)       (2,127)
  Other, net                             (81)            44
                                    ---- ----      --------
                                      (1,533)       (1,425)
Earnings before income taxes            4,126         3,464

Income taxes                            1,527         1,282
                                        -----         -----
Net earnings                           $2,599        $2,182
                                        =====         =====
Net earnings per share                  $0.10         $0.08
                                         ====          ====
Weighted average number of shares
outstanding                            27,311        27,269
Balance Sheet Data:
Working Capital                       146,240       119,451
Current ratio                             3.1           2.8
Total asset                           420,811       401,480
Long-term obligations                 123,628       122,216
Stockholders' equity                  228,822       212,912
Number of shares outstanding
   (000's)                             27,322        27,290
Percent of total debt to total
   capitalization                       34.2%         36.0%
Book value per share                    $8.38         $7.81

                SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION

         Summarized quarterly consolidated results of operations for the Company and its subsidiaries for Fiscal Year 1997 and 1996 are shown below (in millions, except per share amounts). Such information is unaudited and includes all adjustments which the Company considers necessary for a fair presentation of such quarterly results. Such information should be read in conjunction with the Company's historical consolidated financial statements, including the notes thereto, contained elsewhere herein. See "INDEX TO FINANCIAL STATEMENTS."


                                     QUARTERLY FINANCIAL DATA (UNAUDITED)
                                   (In thousands, except per share amounts)


                                        First           Second          Third           Fourth          Year

Fiscal 1997:
   Net Sales                            $117,979        $140,754        $158,662        $153,500       $570,895
   Gross Profit                           50,801          62,976          71,205          64,180        249,162
   Net Earnings                            2,182           6,009           7,539           5,740         21,470
   Earnings per share                      $0.08           $0.22           $0.28           $0.21          $0.79
Fiscal 1996:
   Net Sales                            $109,348        $130,359        $145,181        $130,170       $515,058
   Gross Profit                           46,161          56,341          62,098          54,285        218,885
   Net Earnings                            1,466           4,516           5,719           4,295         15,996
   Earnings per share                      $0.05           $0.17           $0.21           $0.16          $0.59



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


        REGULATION AND ECONOMIC FACTORS AFFECTING THE DUTY FREE INDUSTRY

         The Company's sales and gross profit margins are affected by factors specifically related to the duty free industry. Most countries have allowances on the import of duty free goods. Decreases in the duty free allowances of foreign countries or stricter eligibility requirements for duty free purchases, as well as decreases in tax and duty rates imposed by foreign jurisdictions could have a negative effect on the Company's sales and gross profit margins (particularly Canada and Mexico). Conversely, increases could have a positive effect on the Company's sales and gross profit.

         The principal customers of the Company are residents of foreign countries whose purchases of duty free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the US dollar relative to their own currencies. Any significant increase in the value of the US dollar relative to the currencies of foreign countries, particularly Canada, Mexico and Japan, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty free purchases made by them from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in US dollars or foreign currencies. As a result, the Company's costs are affect by fluctuations in the value of the US dollar in relation to certain, major Western European currencies and the Canadian dollar. A decrease in the purchasing power of the US dollar relative to other currencies causes a corresponding increase in the pur chase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.


                              RESULTS OF OPERATIONS

First Quarter Fiscal 1998 Compared With First Quarter Fiscal 1997

         Net earnings for the quarter ended April 27, 1997 were approximately $2,599,000 or $0.10 per share, an increase of $417,000 or 19% from $2,182,000, or $0.08 per share, for the quarter ended April 28, 1996.


         Net Sales

         The following table sets forth, for the periods indicated, the net sales and the percentage of total net sales for each of the Company's divisions and the period to period change:


                                               Quarter Ended
                        ------------------------------------------------------------
                                   (in thousands, except for percentage)
                                                                                         Increase/(Decrease)
                                                                                            Quarter Ended
Divisional                                                                               April 27, 1997 vs.
Net Sales                       April 27, 1997                April 28, 1996               April 28, 1996
---------                       --------------                --------------               --------------

Border:
     Southern             $ 28,073            21.1%       $ 23,334          19.8%       $ 4,739          20.3%
     Northern               15,597            11.7          16,142          13.7           (545)         (3.4)
Inflight                    43,369            32.6          39,855          33.8          3,514           8.8
Airport                     31,785            23.9          26,218          22.2          5,567          21.2
Diplomatic
     and Wholesale          14,223            10.7          12,430          10.5          1,793          14.4
                            ------            ----          ------          ----          -----          ----
                         $ 133,047           100.0%      $ 117,979         100.0%      $ 15,068          12.8%
                         =========           =====       =========         =====       ========          ====


         The Company's net sales increased approximately $15 million or 13% for the quarter ended April 27, 1997 when compared with the quarter ended April 28, 1996. Divisional results that contributed to the Company's growth were:

     - The Southern Border's 20.3% sales increase was attributed to the continued stabilization of the Mexican economy.

     - Inflight's 8.8% sales increase was directly related to the duty free concession programs with Air Canada and Canadian International Airlines. These programs commenced operations on March 1, 1996 and July 1, 1996, respectively.

     - The Airport division realized net sales growth of 21.2% primarily because of new store openings at the Chicago O'Hare and John F. Kennedy International Airports. The stores commenced operations in the first quarter and second quarter of fiscal 1997, respectively.

         Cost of Sales and Gross Profit

         Gross profit, as a percentage of net sales, decreased to 42.8% in the quarter ended April 27, 1997 from 43.1% in the quarter ended April 28, 1996. The fluctuation was attributed to the change in sales mix as a percentage of total.

         Advertising, Storage and Other Operating Income

         Advertising, storage and other operating income increased for the quarter ended April 27, 1997 when compared to the quarter ended April 28, 1996 by approximately $98,000 or 10%. The fluctuation relates to an increase in certain vendor advertising programs attributable to the Company's increase in operating locations.


         Selling, General, and Administrative Expenses

         Selling, general and administrative expenses, as a percentage of net sales, remained relatively consistent between the first quarter of fiscal 1997, 39.7% and the first quarter of fiscal 1988, 39.4%. The slight decline was attributable to increased sales volume while maintaining stable fixed costs.


         Operating Income

         Operating income increased approximately $770,000 or 15.7% in the first quarter of the fiscal 1998 over the first quarter of fiscal 1997. The increase was attributable to increased sales volume and the decrease in selling, general and administrative expenses as a percent of net sales.


         Income Taxes

         The Company's effective tax rate was 37.0% for the quarters ended April 27, 1997 and April 28, 1996.


Fiscal 1997 Compared with 1996

         Net earnings were $21,470,000, or $0.79 per share, for the year ended January 26, 1997, an increase of $5,474,000, or 34.2%, from $15,996,000, or
$0.59 per share, for the year ended January 28, 1996. The 34% increase in net earnings was due primarily to increased operating earnings by the Company's Southern Border and Airport Divisions. The increase in the Southern Border Division's operating earnings was due primarily to a 17% increase in sales, resulting primarily from the stabilization of the Mexican economy, while selling, general and administrative expenses increased by only 3.4%. The Airport Division's operating earnings increased significantly due to a 22.4% increase in net sales, primarily from new airport locations in New York, Chicago, Philadelphia and Puerto Rico, and improved operating margins resulting primarily from a decrease in payroll and related expenses as a percent of sales.

         Below are explanations of significant variances from the prior year by income statement line item.


         Net Sales

         The following table sets forth, for the fiscal periods indicated, the net sales and the percentage of total net sales for each of the Company's divisions and the period-to-period change in such sales (in thousands, except for percentages):

                                                                                       Increase/(Decrease)
                                              Fiscal Year Ended                            Fiscal _____
Divisional Net Sales             January 26, 1997            January 28, 1996             1997 vs. 1996

Border:
Southern                      $120,802        21.2%       $103,283        20.0%        $17,519       17.0%
Northern                        80,284        14.1          77,710        15.1           2,574        3.3%
Inflight                       189,453        33.2         171,268        33.3          18,185       10.6%
Airport                        125,530        22.0         102,548        19.9          22,982       22.9%
Diplomatic and Wholesale
                                54,826         9.5          60,249        11.7          (5,423)      (9.0%)
                                ------         ---          ------        ----          ------       ----
                              $570,895       100.0%       $515,058       100.0%        $55,837      (10.6%)
                              ========       =====        ========       =====         =======      =====

         The 17.0% increase in the Southern Border Division sales was due primarily to the improvement of the Mexican peso/U.S. dollar exchange rate and the Mexican economy stabilizing during fiscal 1997. The Southern Border Division's operating results in fiscal 1996 suffered from the significant negative effects on the Mexican economy of the peso devaluation in December 1994. The Northern Border Division's sales increased by 3.3% due primarily to an 8.8% increase in duty-free sales resulting from the purchase of two duty-free stores in July 1995, and an increase in the average amount spent per transaction by customers, which the Company attributes to the division's sales training programs and other marketing efforts. The net sales increase was achieved in spite of a 22.9% decrease in lower margin retail and gas sales as a result of the Northern Border Division discontinuing a policy of giving customers a higher exchange rate than the prevailing market rate for Canadian dollars when they were exchanged for U.S. dollars. The intention of this program was to increase higher margin duty-free sales, which did not occur sufficiently, thus this program was discontinued early in fiscal 1997. The Inflight Division's sales increased by 10.6% due primarily to sales from the new airline concession contracts with Air Canadian and Canadian International and an increase in sales from the division's South American airline concessions. The sales to concession customers were partially offset by a decrease in wholesale sales to airlines, including Air Canada and Canadian International which were wholesale customers of the Inflight Division before Inflight was awarded their concession contracts. The Airport Division's sales increased by 22.4% due primarily to new store openings in fiscal 1996 and 1997. Diplomatic and Wholesale Division sales, excluding sales of the two locations sold in fiscal 1996 as part of the restructuring plan, were comparable with the prior year. The Diplomatic and Wholesale Division continued its program of decreasing low margin wholesale sales; however, the wholesale sales decrease was offset by an increase in sales to cruise ships.


         Cost of Sales and Gross Profit

         Gross profit, as a percentage of net sales, increased to 43.6% during fiscal 1997 from 42.5% during fiscal 1996. The increase was due primarily to increases in the Inflight, Airport and Northern Border Division's duty-free sales, all of which have gross profit margins higher than the Company's average gross profit margin, and a decrease in lower margin, wholesale, gas and Northern Border retail sales, all of which have gross profit margins lower than the Company's average gross profit margin. The above was partially offset by an increase in the Southern Border Division's sales as a percentage of the Company's total sales. The Southern Border Division has gross profit margins that are lower than the Company's average gross profit margin.

         Selling, General and Administrative Expenses

         Selling, general and administrative expenses, as a percentage of net sales, were 37.5% for both fiscal 1997 and 1996. A decrease in payroll and related expenses, as a percentage of net sales, during the current year was offset by an increase in commission expenses paid to airlines resulting from an increase in the Inflight Division's concession sales, and an increase in base rent and rent based on sales due to store openings in fiscal 1996 and 1997.


         Gain (Loss) on Foreign Currency Transactions

         The Company's gain on foreign currency transactions was $342,000 for fiscal 1997 versus a loss of $487,000 for fiscal 1996. The increase in income from foreign currency transactions was due primarily to the Northern Border Division discontinuing its policy of giving customers a higher exchange rate than the prevailing market rate for Canadian dollars when they were exchanged for U.S. dollars, and the Company increasing the percentage of foreign currency denominated purchases covered by foreign exchange forward contracts during fiscal 1997 when compared to fiscal 1996.


         Other Non-Operating Income

         Other non-operating income decreased by $1,231,000 from $1,529,000 during fiscal 1996 to $298,000 during fiscal 1997. The decrease was due primarily to an increase in minority partners' interest in consolidated partnership's income during fiscal 1997 when compared to fiscal 1996. The Company entered into new partnership agreements at various new airport locations during fiscal 1996 and 1997.


         Income Taxes

         Income taxes, as a percentage of earnings before income taxes, was 37.0% for both fiscal 1997 and 1996.


Fiscal 1996 Compared with 1995

         Net earnings were $15,996,000 or $0.59 per share, for the year ended January 28, 1996, an increase of $1,863,000, or 13.2%, from $14,133,000, or
$0.52 per share, for the year ended January 29, 1995 before restructuring and revaluation charges. A total pre-tax charge to earnings of $53,573,000 ($38,395,000 after tax) was taken in the year ended January 29, 1995. This charge included $7,571,000 for restructuring expenses and a write-down of intangible asset value of $46,002,000 resulting form a change to a fair value method of evaluating the recoverability of intangible assets. The increase in net earnings from the prior year, excluding the restructuring and revaluation charges in the prior year, reflects the successful execution of the Company's cost containment programs as well as sales increases by the Inflight, Airport and Northern Border Divisions. The Inflight Division's operating earnings increased significantly for fiscal 1996 when compared to the prior year due to sales increases resulting from increases in the number of travelers on board international flights served by the Company and an increase in the average amount of duty-free merchandise purchased from the Company by travelers on board international airlines. The Inflight Division's gross profit percentage increased for fiscal 1996 when compared to the prior year due primarily to a significant increase, in absolute dollars and as a percentage of the Division's total sales, in duty-free sales made onboard international airlines, which generally have higher profit margins than sales of amenity kits and wholesale sales to airlines. The Inflight Division's financial results for the year ended January 29, 1995 included only three quarters, because Inflight was purchased on May 1, 1994. The Northern Border Division's operating earnings for fiscal 1996 increased significantly from the prior year due primarily to expense reductions resulting from the restructuring plan implemented in fiscal 1995, a decrease in amortization expense resulting from the intangible asset revaluation in fiscal 1995, and the Company's continued efforts to increase the average amount of duty-free merchandise purchased from the Company by customers. The above was partially offset by the continued negative trend in traffic across the United States/Canada border during fiscal 1996. The Airport Division's operating earnings increased significantly due primarily to an increase in sales resulting from an increase in foreign travelers shopping at the Company's airport locations new store openings; the closing of unprofitable locations under the restructuring plan, and a decrease in amortization expense resulting from the intangible asset revaluation. During the third and fourth quarters of fiscal 1996, the Airport Division's sales and operating earnings were adversely impacted by the severe hurricanes on the Caribbean islands of St. Thomas and St. Maarten.

         The increases in operating earnings for the Inflight, Northern Border and Airport Divisions were partially offset by a substantial decrease in the Southern Border Division's sales and operating earnings resulting from the significant devaluation of the Mexican peso versus the U.S. dollar in December 1994. The drop in the value of the peso destabilized the Mexican economy and increased the costs of the Company's product, for Mexican customers. The Southern Border Division reduced its selling, general and administrative expenses by approximately $5,000,000 during fiscal 1996 when compared to the prior year. However, these expense reductions were more than offset by a $41,319,000 decrease in the Southern Border Division's net sales. The expense reductions related primarily to lower employee and other operating expenses resulting from employee terminations, a decrease in the number of hours stores were open, and reductions of advertising and promotional expenses. The Division's sales decline was 22% in the fourth quarter of fiscal 1996 versus declines of 37%, 34% and 23% in the first three quarters of 1996 versus the same periods in fiscal 1995.

         Below are explanations of significant variances from the prior year by income statement line item.


         Net Sales

         The following table sets forth, for the fiscal periods indicated, the net sales and the percentage of total net sales for each of the Company's divisions and the period to period change in such sales (in thousands, except for percentages):


                                                                                       Increase/(Decrease)
                                              Fiscal Year Ended                               Fiscal
Divisional Net Sales             January 28, 1996            January 29, 1995             1996 vs. 1995

Border:
Southern                     $103,283         20.0%       $144,602       28.8%       $(41,319)        (28.6)%
Northern                       77,710         15.1          73,631       14.7           4,079           5.5%
Inflight                      171,268         33.3         121,890       24.3          49,378          40.5%
Airport                       102,548         19.9          92,887       18.5           9,661          10.4%
Diplomatic and Wholesale
                               60,249         11.7          68,751       13.7          (8,502)        (12.4)%
                               ------         ----          ------       ----          ------         -----
                             $515,058        100.0%       $501,761      100.0%        $13,297           2.7%
                             ========        =====        ========      =====         =======           ===

         The significant decrease in the Southern Border Division's sales was due to the devaluation of the Mexican peso versus the U.S. dollar in December 1994, which destabilized the Mexican economy and increased the costs of the Company's products for Mexican customers. The Inflight Division's sales increased by 9.5% during the last three quarters of fiscal 1996 when compared to the same period in the prior year (Inflight was purchased at the beginning of the second quarter in fiscal 1995). This increase was due primarily to an increase in the number of foreign travelers on-board international flights served by the Company and an increase in the average amount of duty-free merchandise purchased from the Company by travelers onboard international airlines during fiscal 1996. The Northern Border Division's comparable store sales (excluding sales of stores closed under the restructuring plan and two stores purchased in July 1995) increased by 2.4% for fiscal 1996 when compared to the prior year. The improvement in sales trends for Northern Border Division from fiscal 1995 (when there was a 22.1% decrease in sales from fiscal 1994) was due primarily to the anniversary of the decrease in Canadian tobacco taxes which occurred in the first quarter of fiscal 1995, and increases in average transaction spend amounts by customers resulting from the Division's marketing and promotion programs. The above was partially offset by the continued negative trend in Canadian traffic across the Untied States/Canada border during fiscal 1996. The Airport Division's sales increase was due primarily to an increase in the number of foreign travelers shopping at the Company's airport locations during fiscal 1996, and store openings at Denver International Airport, Boston's Logan International Airport and San Juan International Airport in Puerto Rico during fiscal 1996. The above was partially offset by sales decreases due to store closings under the Company's restructuring plan and the effects of the severe hurricanes at the Company's St. Thomas and St. Maarten locations. The Diplomatic and Wholesale Division's sales, excluding locations sold in fiscal 1996 as part of the Company's restructuring plan and a business purchased in the latter part of fiscal 1995, decreased by 23.3% during fiscal 1996 when compared to fiscal 1995 due primarily to the Company continuing to de-emphasize what would have been relatively low gross margin sales in this Division. Net sales of all the stores and businesses closed or sold under the restructuring plan were $4,757,000 and $13,931,000 for fiscal 1996 and fiscal 1995, respectively.


         Cost of Sales and Gross Profit

         Gross profit, as a percentage of net sales, increased to 42.5% during fiscal 1996 from 39.9% during fiscal 1995. The increase was due primarily to increases in the Inflight, Airport and Northern Border Divisions' net sales and gross profit margins, and significant decreases in the Southern Border and Diplomatic and Wholesale Divisions' net sales. The Inflight, Airport and Northern Border Divisions have significantly higher gross profit margins than the Southern Border and Diplomatic and Wholesale Divisions. The Inflight Division's gross profit percentage increased during fiscal 1996 when compared to the prior year due primarily to a significant increase, in absolute dollars and as a percentage of the Division's total sales, in duty-free sales made on-board international airlines, which generally have higher gross profit margins than amenity kit and wholesale sales to airlines.


         Selling, General and Administrative Expenses

         Selling, general and administrative expenses, as a percentage of net sales, increased to 37.5% in fiscal 1996 from 35.5% in fiscal 1995. The increase was due primarily to the following factors:

          A significant increase in the Inflight Division's net sales in fiscal 1996, as a percentage of the Company's total sales, when compared to the prior year (Inflight was purchased May 1, 1994). The Inflight Division has selling, general and administrative expenses, as a percentage of net sales, higher than the Company average due primarily to commission expenses paid to airlines.

          An increase in the Airport Division's net sales in fiscal 1996, as a percentage of the Company's total sales, when compared to the prior year. The Airport Division's operating expenses, as a percentage of net sales, are higher than the Company's other divisions due to rents based on sales and other variable expenses.

          Significant decreases in the Southern Border Division's net sales in fiscal 1996 versus the prior year. The Southern Border Division has selling, general and administrative expenses, as a percentage of net sales, significantly lower than the Company average. The Company reduced the Southern Border Division's selling, general and administrative expenses by approximately

          $5,000,000 during fiscal 1996 when compared to the prior year. However, these expense reductions were more than offset by a $41,319,000 decrease in the Division's net sales during fiscal 1996 when compared to fiscal 1995. The expense reductions related primarily to lower employee and other operating expenses resulting from employee terminations, a reduction in the number of hours stores are open, and reductions of advertising and promotion expenses.

         The restructuring plan and the revaluation of intangible assets in the third quarter of fiscal 1995 reduced the Company's selling, general and administrative expenses by approximately $10,400,000 during fiscal 1996 when compared to fiscal 1995.


         Interest Income

         Interest income decreased by $960,000 during fiscal 1996 when compared to fiscal 1995. The decrease was due primarily to a decrease in funds available for investment during the first part of fiscal 1996 when compared to the prior year resulting from the purchase of Inflight in fiscal 1995 for approximately $73,300,000, and more of the Company's investment portfolio being in tax-exempt municipal bonds during fiscal 1996 which have lower pre-tax yields than taxable bonds.


         Income Taxes

         Income taxes, as a percentage of earnings before income taxes, were 37.0% for both fiscal 1996 and fiscal 1995 when the charges and tax benefits from the intangible revaluation and restructuring are excluded from the results for fiscal 1995.


         Restructuring

         During the third quarter of fiscal 1995, management undertook a restructuring plan which included the closing or sale of 23 stores and business locations, and the consolidation of administrative and warehouse operations. All of the stores and business locations were closed or sold during fiscal 1995 and fiscal 1996. A pre-tax charge to earnings of $7,571,000 was taken during fiscal 1995 as a result of the restructuring. There were no material adjustments to restructuring expenses during fiscal 1996 or 1997.


         Revaluation of Intangible Assets

         In the third quarter of fiscal 1995, the Company changed its method of evaluating the recoverability of intangible assets. In fiscal 1995, fair values of intangible assets were determined based on the estimated discounted future operating cash flows of the related acquired operations over the life of each intangible asset. Prior to fiscal 1995, impairment was measured using undiscounted cash flows. The projected financial results of each operation were based on management's best estimate of expected future operating cash flows. Discount rates reflected the risk associated with each operation, based on the type of business, geographic location and other matters, in relation to risk free investments. During the third quarter of fiscal 1995, management determined that cash flow from certain acquired businesses would be below the expectations set by management when the business acquisitions were completed. Accordingly, the Company reduced the carrying amount of its intangible assets by $46,002,000.

         Regulation and Economic Factors Affecting the Duty-free Industry

         The Company's sales and gross profit margins are affected by factors specifically related to the duty-free industry. Most countries have allowances on the import of duty-free goods. Decreases in the duty-free allowances of foreign countries or stricter eligibility requirements for duty-free purchases, as well as decreases in tax and duty rates imposed by foreign jurisdictions (particularly in Canada and Mexico) could have a negative effect on the Company's sales and gross profit margins. Conversely, increases could have a positive effect on the Company's sales and gross profit.

         The principal customers of the Company are residents of foreign countries whose purchases of duty-free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the U.S. dollar relative to their own currencies. Any significant increase in the value of the U.S. dollar relative to the currencies of foreign countries, particularly Canada and Mexico, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty-free purchases made by them from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in U.S. dollars or foreign currencies. As a result, the Company's costs are affected by fluctuations in the value of the U.S. dollar in relation to major Western European and Canadian currencies. A decrease in the purchasing power of the U.S. dollar relative to other currencies causes a corresponding increase in the purchase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.


                         LIQUIDITY AND CAPITAL RESOURCES

         As of April 27, 1997, net cash provided by operations was $11,546,000, working capital was $146,240,000 and the Company had $65,611,000 of cash and investments.

         As of and for the quarter ended April 27, 1997, there were no outstanding borrowings under the Company's $75,000,000 revolving line of credit facility. The Company believes that the combination of the cash flow generated by its operations and its available credit facility will be sufficient to finance its growth and meet its projected capital expenditures and other liquidity requirements.

         The Company has a $75,000,000 revolving line of credit and letter of credit facility with various banks expiring in May 1998. Borrowings under the agreement bear interest at a rate selected by the Company based on the prime rate, federal funds rate or the London Interbank Offered Rate. The credit facility contains covenants which require, among other things, maintenance of minimum tangible net worth, as defined, and certain financial ratios. As of January 26, 1997, the Company had issued letters of credit for $10,844,000 and had available borrowings of $50,000,000. There were no borrowings under the facility during the years ended January 26, 1997 and January 28, 1996. Currently, the Company has no plans to make any borrowings under the facility.

         The Company's primary liquidity and capital requirements for fiscal 1998 will be working capital needs, primarily inventory and receivables, purchases of property and equipment and dividend payments. During fiscal 1998, the Company expects to spend approximately $12,500,000 on capital expenditures, make approximately $6,600,000 of dividend payments and make approximately $1,093,000 of debt payments. Working capital was $142,117,000 as of January 26, 1997, an increase of $20,826,000 from $121,291,000 as of January 28, 1996. The
Company believes its existing funds, cash provided by operations and available borrowings will be sufficient to meet its current liquidity and capital requirements.



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                              PRICE RANGE OF SHARES

         The Shares trade on the New York Stock Exchange (the "NYSE") under the symbol "DFI". The following table sets forth, for the fiscal quarters indicated, the high and low sales price per Share on the New York Stock Exchange. All prices set forth are as reported in published financial sources:


                                                     Market Price
                                                  High            Low
     Fiscal 1996:
       First Quarter                              $8 7/8          $7
       Second Quarter                             10 5/8           7 3/8
       Third Quarter                              15 3/4           9
       Fourth Quarter                             16 3/4          13 1/8

     Fiscal 1997:
       First Quarter                             $15 1/8         $11 3/4
       Second Quarter                             17 1/4          12 1/2
       Third Quarter                              15 3/4          13 1/8
       Fourth Quarter                             17 7/8          13 1/8

     Fiscal 1998:
       First Quarter                             $15 3/4         $12 3/8
       Second Quarter                             24              13 7/8
       Third Quarter (through August 5)           24              23 7/8

         Cash dividends declared were approximately $6,536,000, or $0.24 per share, and $5,450,000, or $0.20 per share, for the years ended January 26, 1997 and January 28, 1996. The Company intends to pay quarterly dividends of $0.06 per share during fiscal 1998.

         On July 1, 1997, the last full trading day prior to the announcement of the terms of the Merger Agreement, the reported closing sales price per Share on the New York Stock Exchange was $20 1/8. On July 8, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the New York Stock Exchange was $23 13/16. On August 5, 1997 the last full trading day prior to the filing of this proxy statement, the reported closing sales price per share on the New York Stock Exchange was 23 7/8. Stockholders are urged to obtain a current market quotation for the Shares.

                             BUSINESS OF THE COMPANY
General

         The duty-free industry is a multi-billion dollar world-wide industry. Duty-free merchandise generally consists of well-known brands of luxury goods, such as liquor, perfumes and cosmetics, tobacco products, gifts and other items which are often subject to high rates of taxation when sold in domestic markets for domestic consumption. Duty-free merchandise sold in the United States includes imported liquor, tobacco products and luxury goods, as well as domestic products, sold free of federal duties, excise taxes and state and local sales taxes. Such merchandise is also generally exempt, within certain allowances, from import duties and taxes at the traveler's destination.

         The duty-free industry developed in the United States after World War II as international travel increased. This increase encouraged the development of a system which allows a traveler to buy merchandise

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


free of all duties and sales and excise taxes imposed on domestically consumed goods. In general, travelers can save 20% to 60% on the purchase of duty-free merchandise in the United States, compared to the retail price of the same merchandise in the country of their destination. Most countries have allowances on the import of duty-free goods. Changes in the duty-free allowances of foreign countries or in the eligibility requirements for duty-free purchases, as well as changes in tax and duty rates imposed by foreign jurisdictions, affect sales of duty-free merchandise in United States duty-free shops. As a result of the generally high taxes and duties imposed in certain foreign countries, it may be more economical for some travelers to exceed these allowances and pay the import duties imposed by the country of their destination.

         Duty Free International, Inc. (the "Company") operates in several distinct markets of the duty-free industry. The Company is the leading operator of duty-free stores along the United States/Canada and United States/Mexico borders, one of the leading operators of duty-free and retail stores in international airports in the United States and Puerto Rico, and is a prime concessionaire and supplier of merchandise to international airlines' inflight duty-free shops. The Company is also the largest supplier of duty-free merchandise to foreign diplomats in the United States and is a major supplier of merchandise to merchant and cruise ships from ports in the Northeast United States and Miami, Florida.

         Sales to the diplomatic community are based on reciprocal agreements between countries, under which duty-free purchasing privileges are given to foreign diplomats serving in the host country. In the United States, all orders placed by foreign diplomats for duty-free merchandise must be approved by both the Treasury and State Departments to confirm the diplomat's eligibility for such purchases.


Organization and Operations

         The Company was formed as a Maryland corporation in 1983 to acquire 19 border stores and one airport store. Since its founding, the Company has grown to be one of the world's largest chains of duty-free stores operating approximately 176 stores and employing over 2,000 people serving locations in the United States, Puerto Rico, the Caribbean and on international airlines' inflight duty-free shops. The Company has grown by expanding into additional airport and United States border locations, and by business acquisitions.

         The Company is organized into four operating divisions: the Border Division, the Airport Division, the Diplomatic and Wholesale Division and the Inflight Division.

Border Division

         The Border Division operates the largest chain of duty-free stores along the United States/Canada and United States/Mexico borders. The Division operates a total of 67 stores.

         UETA, Inc. ("UETA" or the "Southern Border Division") operates 31 duty-free stores along the Mexican border in the states of Texas, Arizona and California. The Southern Border Division provides Mexican/American border traffic with access to luxury items such as premium watches, fragrances and cosmetics, top quality liquor and tobacco products, beer, wine, gourmet foods, designer jewelry and other high quality gifts. UETA is the exclusive duty-free distributor on the United States side of the Mexican border for liquor brands produced by United Distillers Group (Duty-free) Ltd. The Southern Border Division intends to continue to increase customer awareness of the value of duty-free shopping through marketing and advertising, and to adjust product assortment in order to meet the preferences of duty-free shoppers. In fiscal 1998, UETA will open its first store on the Mexican side of the United States/Mexico border. Economic factors, such as the value of the Mexican peso versus the U.S. dollar and the Mexican economy, have had and will continue to have a significant effect on UETA's net sales and earnings.

         AMMEX Tax and Duty-free Shops, Inc. and AMMEX Tax and Duty-free Shops West, Inc. (collectively, "AMMEX" or the "Northern Border Division") operates 36 duty-free and retail stores along the

Canadian border in the states of New York, Vermont, Maine, Washington, Michigan, Idaho, Montana, North Dakota and Minnesota. The duty-free stores sell a wide variety of quality, brand-name merchandise to individuals traveling from the United States to Canada, a majority of whom are Canadians returning home. Retail locations carry groceries, snacks, souvenirs and gift items. The Northern Border Division also operates currency exchanges and gas stations at several high volume border locations. AMMEX's objectives have been to attract a greater percentage of the eligible travelers crossing the border into Canada and to sell more goods to each customer by remodeling and expanding stores and through sales training, merchandising, advertising and promotion. Economic factors, such as the Canadian economy, certain Canadian domestic taxes, and the value of the Canadian dollar versus the U.S. dollar have had and will continue to have a significant effect upon the Northern Border Division's net sales and earnings.


Airport Division

         Fenton Hill American, Limited (the "Airport Division") operates 109 duty-free and retail stores in 14 international airports, and in the Caribbean and South Florida markets. During fiscal 1997, the Airport Division opened an additional seven stores at Chicago's O'Hare International Airport, and opened a 5,000 square-foot duty-free store at the new Delta Flight Center at the John F. Kennedy International Airport in New York. The Airport Division's retail mix currently includes duty-free shops, which sell premium merchandise such as top quality liquor and tobacco products and exclusive fragrances and cosmetics, and specialty stores such as The Athlete's Foot (branded athletic-wear), Bodyography (natural personal care products), The Sports Section (regional sports-theme shops), news and gift shops, bookstores and gourmet food and confectionery outlets.

         The Airport Division also operates a number of stores not located in airports. It serves cruise ship passengers and airport bound customers through 12 shops located in Miami and Orlando, Florida. In Washington, D.C., the Airport Division operates a luxury gift store which serves the diplomatic community. This division also operates 12 retail stores on the Caribbean islands of St. Thomas, Aruba, Bonaire, Curacao and St. Maarten.

         During the past several years, the Airport Division has grown through acquisitions, obtaining new airport concessions and expanding existing locations. With the potential for expansion of the Company's current airport stores, as well as for development of other new specialty-retailing concepts, the Company believes that it will continue to find opportunities for new airport locations and other airport retail and duty-free businesses. The Airport Division's sales volume and its overall results of operations can be affected by factors relating to the airline industry over which the Company has no control, including which airlines operate at particular terminals, which routes are serviced by those airlines, levels of airline passenger traffic, and economic and other conditions affecting the airline industry in general.


Diplomatic and Wholesale Division

         The Diplomatic and Wholesale Division is the leading domestic supplier of duty-free merchandise to the foreign diplomatic community in the United States, principally embassies, consulates and United Nations missions in Washington, D.C. and New York City. Foreign diplomats with official status and foreign military personnel in training throughout the United States can order duty-free merchandise directly from the division's salespersons or from its catalog. The Diplomatic and Wholesale Division is also a supplier of merchandise to merchant and cruise ships from ports in the northeastern United States and Miami.

         The Diplomatic and Wholesale Division owns and operates a 110,000 square foot warehouse/distribution center in Glen Burnie, Maryland, and a 140,000 square foot warehouse/distribution center in South Miami, Florida. During fiscal 1997, the Diplomatic and Wholesale Division continued to de-emphasize low gross margin sales in order to provide greater distribution capabilities to the Company's stores, thus providing more resources for the Company's higher profit operations.

Inflight Division

         The Inflight Division ("Inflight") is a leading concession operator and supplier of on-board duty-free merchandise to international airlines through on-board concessions and wholesale programs, and is a major supplier of international airlines, first class and premium class amenity kits. Currently, Inflight operates the on-board duty-free concessions for 24 airlines. Inflight's concession programs fully operate the on-board duty-free concessions for airlines. Inflight purchases products and manages every aspect of duty-free sales on the airlines, flights, including magazine and videotape promotions. With a percentage of total sales paid in royalties to the airline, this program provides airlines with a risk-free means of incrementally increasing their earnings. The division's wholesale program provides merchandise for duty-free programs which airlines run on their international flights. The carrier runs all promotions, manages the program and owns the inventory which is bought from Inflight. Inflight has exclusive distribution agreements for various parts of the world with many world recognized brand names in the luxury products industry, including Chanel, Christian Dior, Hermes, Mont Blanc, Yves Saint Laurent, Elizabeth Arden and Lancaster. Additionally, it maintains warehouse and station locations throughout the U.S., Pacific Rim, Europe and South America. In fiscal 1997, the Inflight Division be an operating the on-board duty-free concession programs for Air Canada and Canadian International. In the future, the Company will continue to pursue other on-board duty-free concession contracts with international airlines not served by the Company. The Company believes Inflight will be a significant contributor to its growth as air travel grows and airlines continue to outsource non-core services.

         The Inflight Division's sales volume and results of operations can be affected by factors relating to the airline industry over which the Company has no control, including levels of international airline passenger traffic, economic and other conditions affecting the airline industry in general, and the value of foreign currencies versus the U.S. dollar.


Regulation

         Duty-free stores and operations are specifically authorized and recognized as a separate class of bonded warehouse by the Duty-free Sales Enterprises Act of 1988, which was enacted by the United States Congress as part of the Omnibus Trade and Competitiveness Act of 1988.

         Duty-free merchandise is shipped by domestic and foreign suppliers "in bond" (without taxes or duties) to bonded warehouses in the United states. Bonded warehouses are subject to supervision by the United States Customs Service ("Customs Service") and may only be used to store merchandise which has not entered the domestic market. Because the United States collects no taxes or duties on merchandise sold by duty-free stores and other duty-free operations, all merchandise shipped from a bonded warehouse to a duty-free store or other duty-free location remains "under bond" and therefore subject to a high degree of regulation by the Customs Service and by the Bureau of Alcohol, Tobacco and Firearms (the "Bureau"), each of which are agencies of the United States Department of the Treasury.

         The Bureau also requires corporations to which it issues permits to notify it in the event of a change in the officers or directors of the corporate operator or if there is a change in the corporate operator's ownership. The Bureau requires certain background information on any stockholder who acquires 10% or more of the common stock of a corporate operator and will not permit ownership by any such stockholder it deems unacceptable. The Company therefore has established the right to require the redemption or the prompt disposition, under certain circumstances, of all or any portion of the shares of Common Stock owned by a stockholder which totals to more than 9% of the outstanding Common Stock.

Suppliers, Distribution and Inventory Control

         The Company purchases products from numerous vendors, including manufacturers and distributors. As is typical throughout the duty-free industry, the Company does not have any significant long-term or exclusive purchase commitments. Management believes that alternative sources of supply are available for each category of merchandise purchased by the Company.

         Merchandise is generally shipped directly from vendors to the bonded warehouses and distribution centers located in Glen Burnie, Maryland, Laredo, Texas and Miami, Florida. However, certain merchandise is shipped directly to the Company's regional bonded warehouses and store locations. To control inventory levels, management uses various automated replenishment systems. Frequent shipments are made to the Border, Airport, and Inflight Divisions' warehouses or stores to assure fully stocked displays and stockrooms. Merchandise is delivered daily by truck to the diplomatic communities in Washington, D.C. and New York City. The Company's trucks are also used to supply duty-free merchandise to merchant and passenger ships.

         Duty-free inventory is strictly controlled to comply with Customs Service regulations. The Company must keep detailed records documenting the receipt and sale of all duty-free merchandise. Failure to maintain such records may result payment of penalties and all taxes and duties which would have been imposed on the domestic sale of such merchandise. The Company's computerized inventory control system allows it to identify product needs, to arrange for prompt reorders from vendors, and to support compliance with the Customs Service record-keeping requirements. Slow moving products also can be identified and more appropriate product mixes maintained. The Company rarely experiences problems with obsolescence, because most inventory turns frequently and most products have a relatively long shelf-life.

         The Company's suppliers provide significant sales support in a variety of ways, including in-store displays, gift-with-purchase items, advertisements, brochures, printed shopping bags, staff training, signs and sales personnel. In addition, some distributors and manufacturers rent space in certain duty-free stores for the display of transparencies containing product advertisements. Many suppliers also purchase advertising space in the catalogs produced by the various divisions. Some suppliers also rent space in the Company's warehouses and pay a fee for processing shipments of their merchandise.


Economic Conditions and Exchange Rates

         The principal customers of the Company are residents of foreign countries whose purchases of duty-free merchandise may be affected by trends in the economies of foreign countries and changes in the value of the U.S. dollar relative to their own currencies. Any significant increase in the value of the U.S. dollar relative to the currencies of foreign countries, particularly Canada and Mexico, could have an adverse impact on the number of travelers visiting the United States and the dollar amount of duty-free purchases made by them-from the Company. A significant increase in gasoline prices or a shortage of fuel may also reduce the number of international travelers and thereby adversely affect the Company's sales. In addition, the Company imports a significant portion of its products from Western Europe and Canada at prices negotiated either in U.S. dollars or foreign currencies. As a result, the Company's costs are affected by fluctuations in the value of the U.S. dollar in relation to major Western European and Canadian currencies. A decrease in the purchasing power of the U.S. dollar relative to other currencies causes a corresponding increase in the purchase price of products. The Company enters into foreign exchange forward contracts as a hedge against a portion of its exposure to currency fluctuations on commitments to purchase merchandise.


Competition

         The Airport Division can experience significant competition when negotiating or bidding for new concession leases or renewal of existing leases in those locations where the operating authority requires such ne gotiating or bidding. Competitors bid for the exclusive right to operate in a particular airport or, in the case of some larger airports, in a particular airport terminal servicing one or more airlines. The Company's lease and concession agreements for duty-free stores at the New York City airports are consistent with airport leases in the region in that they are terminable by the lessor upon 30 days notice, and also may be subject to re-bid at the end of the operator's lease at which time sealed bids are submitted by prospective operators or negotiations are undertaken with the authority. Most of Inflight's concession contracts are subject to 30 to 120 day cancellation clauses exercisable by the Company or the airline.

         Approximately four other companies operate duty-free stores in the United States along the Canadian border. A small number of regional duty-free companies operate along the Mexican border and compete with the Company. Large discount chains that are not duty-free operators, such as Price Club and Sam's Club, compete with the Company for customers crossing the United States/Mexico border. Approximately 15 companies operate duty-free stores at airports in the United States. The largest such company is Duty-free Shoppers Group, Ltd. which is the largest duty-free operator in the world. The Inflight Division has one major competitor operating international airlines' on-board duty-free concessions. The majority of international airlines operate their own on-board duty-free concessions. There are a large number of competitors offering wholesale merchandise to international airlines. The principal competition for diplomatic sales consists of purchases made directly from European suppliers. There are no material competitors currently operating in the principal ports serviced by the Diplomatic and Wholesale Division except for Miami, Florida. There are significant competitors which can make sales to the Company's passenger and merchant vessel customers when those customers Visit ports not serviced by the Company.

CERTAIN INFORMATION CONCERNING BAA AND W&G

         W&G is a newly incorporated Maryland corporation and an indirect wholly-owned subsidiary of BAA. To date, W&G has not conducted any business other than in connection with the Offer and the Merger. Accordingly, no meaningful financial information with respect to W&G is available. The principal executive offices of W&G are located at c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202.

         BAA, a corporation organized under the laws of England, has its principal executive office at Stockley House, 130 Wilton Road, London SW1V 1LQ.

                                  OTHER MATTERS

         Management knows of no other matter which may properly be brought before the Meeting. Under the Company's Bylaws, no business may be transacted at a special meeting of stockholders unless it is included in the notice of the meeting. If any other matters properly come before the Special Meeting, it is intended that the holders of the proxies hereby solicited will act in respect to such matters in accordance with their best judgment.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, NY 10048 and 500 West Madison Street, Suite 1300, Chicago, IL 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 3190, Washington, D.C. 20549 at prescribed rates. Such material should also be available on-line through the Commission's EDGAR electronic filing and retrieval system and on the Commission's World Wide web site at http://www.sec.gov.


                                         By Order of the Board of Directors,

                                         Gerald F. Egan
                                         Corporate Secretary

[August [18], 1997

PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.